Exhibit (a)(1)(F)

AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH

$120 Million of Its Securities Comprised of
An Aggregate of $113,730,705 of
Shares of Its Common Stock
(Including the Associated Preferred Stock Purchase Rights) and
An Aggregate of $6,269,295 of
Warrants to Purchase Shares of Its Common Stock

At a Purchase Price of $6.35 Per Share and
$6.35 Per Warrant (Less The Applicable Warrant Exercise Price)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, SEPTEMBER 2, 2003, UNLESS THE OFFER IS EXTENDED.

Register.com, Inc., a Delaware corporation, is offering to spend up to an aggregate of $120 million in cash to purchase securities comprised of (i) up to $113,730,705 worth of shares of its common stock, $0.0001 par value per share (including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of October 28, 2002, between Register.com and American Stock Transfer & Trust Company, as Rights Agent) and (ii) up to $6,269,295 worth of warrants to purchase shares of its common stock, upon the terms and subject to the conditions set forth in this document and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). We are valuing each share (including shares underlying warrants) at $6.35, for purposes of calculating the worth of shares and warrants.

We will pay (i) for each share of common stock $6.35 per share and (ii) for each warrant to purchase a share of common stock tendered, the difference between $6.35 and the applicable warrant exercise price, respectively, in each case, net to the seller in cash, without interest, for shares and/or warrants properly tendered and not properly withdrawn in the Offer, on the terms and subject to the conditions of the Offer, including the proration provisions. Because of the proration provisions described in this Amended and Restated Offer to Purchase, some of the shares and warrants tendered may not be purchased if more than an aggregate of $113,730,705 worth of shares and/or $6,269,295 worth of warrants are properly tendered. As described more fully in Section 1 below, shares and warrants not purchased in the Offer will be returned promptly after the expiration of the Offer.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OR WARRANTS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6. WE MAY IN THE FUTURE, INCLUDING IN THE EVENT THAT WE PURCHASE LESS THAN AN AGGREGATE OF $120 MILLION OF SHARES AND/OR WARRANTS IN THE OFFER, DISTRIBUTE ADDITIONAL CASH TO SECURITY HOLDERS INCLUDING BY WAY OF ONE OR MORE DIVIDENDS, DISTRIBUTIONS OR REPURCHASES OF ADDITIONAL SHARES AND/OR WARRANTS ON THE OPEN MARKET, IN PRIVATE TRANSACTIONS OR BY OTHER METHODS, SUBJECT TO THE APPROVAL OF OUR BOARD OF DIRECTORS AND COMPLIANCE WITH RULE 13E-4 OF THE EXCHANGE ACT. FUTURE PURCHASES MAY BE ON THE SAME TERMS OR ON TERMS THAT ARE MORE OR LESS FAVORABLE TO THE STOCKHOLDERS AND/OR HOLDERS OF WARRANTS THAN THE TERMS OF THIS OFFER.

Our shares are listed and traded on the NASDAQ National Market under the symbol "RCOM." On July 30, 2003, the last full trading day before the date of the public announcement of the Offer, the last reported sale price of our shares on the NASDAQ National Market was $6.11 per share. We encourage you to obtain current market quotations for our common stock before deciding whether to tender your shares and/or warrants. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES AND/OR WARRANTS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND/OR WARRANTS AND, IF SO, HOW MANY SHARES AND/OR WARRANTS TO TENDER. A SUBSTANTIAL MAJORITY OF OUR DIRECTORS AND EXECUTIVE OFFICERS WHO OWN SHARES AND/OR WARRANTS HAVE ADVISED US THAT THEY INTEND TO TENDER SOME OR ALL OF THEIR SECURITIES IN THE OFFER. SEE SECTION 10.

August 13, 2003

IMPORTANT

If you want to tender all or part of your shares and/or warrants, you must do one of the following before the expiration date of the Offer:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;
•	if you hold shares and/or warrants in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and/or your warrants and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the Offer;
•	if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this Amended and Restated Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

WE ARE TENDERING FOR AN AGGREGATE OF UP TO $120 MILLION OF OUR SECURITIES COMPRISED OF UP TO $113,730,705 WORTH OF SHARES AND UP TO $6,269,295 WORTH OF WARRANTS. FOR THE PURPOSE OF CALCULATING THE NUMBER OF SHARES OR WARRANTS, AS APPLICABLE, AVAILABLE FOR PURCHASE IN THE OFFER, WE WILL INCLUDE SHARES OF COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK THAT ARE PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN BEFORE THE EXPIRATION DATE. THE PRORATION FACTORS APPLICABLE TO SHARES AND WARRANTS, AS DESCRIBED IN SECTION 1 BELOW, WILL APPLY SEPARATELY TO THE SHARES AND TO THE WARRANTS. TO TENDER SHARES AND/OR WARRANTS PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL. SHARES OR WARRANTS VALIDLY TENDERED WITH A LETTER OF TRANSMITTAL IN THE FORM DISTRIBUTED WITH THE ORIGINAL OFFER TO PURCHASE ON AUGUST 5, 2003, WILL BE ACCEPTABLE NOTWITHSTANDING CHANGES MADE TO THE FORM OF LETTER OF TRANSMITTAL. SEE SECTION 1.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, at the address and telephone number listed on the back cover of this document. Requests for additional copies of this document and/or the related Letter of Transmittal may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares or warrants from, holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES AND/OR WARRANTS IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE INFORMATION AGENT.

Unless the context otherwise requires, all references to shares shall include preferred stock purchase rights associated with shares of common stock. Unless the associated preferred stock purchase rights are redeemed prior to the expiration date of the Offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document, but is only a summary and does not describe all of the details of the Offer contained in the other sections of this document. We urge you to read the entire document and the related Letter of Transmittal, which contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares and/or warrants?	We are Register.com, Inc. (which we sometimes refer to as the Company in this Offer), and we are offering to purchase your shares of our common stock and/or your warrants to purchase our common stock.

What will the purchase price for the shares be?	The purchase price will be $6.35 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the Offer. See Section 1.

What will the purchase price for the warrants be?	The purchase price will be the difference between $6.35 and the applicable warrant exercise price. We will pay this amount in cash, without interest, for all the warrants we purchase under the Offer. See Section 1.

Why is this Offer to Purchase being amended and restated?	This Amended and Restated Offer to Purchase provides certain additional information to assist shareholders and warrant holders in deciding whether or not to tender their shares and/or warrants. Most significantly, the Company is now able to confirm that a substantial majority of its directors and executive officers who own shares and/or warrants in the Company intend to participate in the Offer. See Section 10. In addition, the Offer has been amended to provide that, in the event the Offer is oversubscribed, shares and warrants will be accepted on a pro rata basis, as before, but subject to separate proration pools for the shares, on the one hand, and the warrants on the other, as described below. In the event that the Offer is oversubscribed, the Company does not believe that the change to proration pools, as compared to the single proration pool initially announced on August 5, 2003, will materially change the terms of the Offer or the effects on stockholders or warrant holders.

How many shares and/or warrants will Register.com purchase?	We will spend an aggregate of up to $120 million to purchase our securities comprised of up to $113,730,705 worth of shares (or 17,910,347 shares, assuming a full subscription) and up to $6,269,295 worth of warrants (or warrants to purchase 987,290 shares, assuming a full subscription and that warrants are exercised on a cashless basis, valuing the underlying shares at the offer price), or such lesser amounts of shares and warrants as are properly tendered, on the terms and subject to the conditions of the Offer, including the proration provisions. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase. No additional consideration will be paid for the associated preferred stock purchase rights. For purposes of proration, tendered warrants will be counted as if they were exercised on a cashless basis. See Section 1.

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What is the Company's intent if it expends less than $120 million in the Offer?	We may in the future, including in the event that we purchase less than an aggregate of $120 million of shares and/or warrants in the Offer, distribute additional cash to stockholders including by way of one or more dividends, distributions or repurchases of additional shares and/or warrants on the open market, in private transactions or by other methods, subject to the approval of our Board of Directors and compliance with applicable securities laws. Future purchases may be on the same terms or on terms that are more or less favorable to the stockholders and/or holders of warrants than the terms of this Offer. See Section 1 and Section 2.

Why are we tendering for shares and warrants?	All of the Company's warrants are currently in-the-money and immediately exchangeable to acquire shares of common stock on a cashless-exercise basis. The tender for warrants allows warrant holders the opportunity to participate in the Offer on substantially the same terms as stockholders without having to exercise warrants for shares that will not be purchased in the Offer.

What if more shares are tendered than we are willing to acquire?	In the event that shares worth more than an aggregate of $113,730,705 shares, valued at the offer price, are properly tendered and not properly withdrawn before the expiration date, we will purchase fewer than all of the tendered shares on a pro rata basis. If proration is required, we will determine the proration factor applicable to the shares promptly after the expiration date of the Offer. The proration factor for each stockholder tendering shares will be based on the ratio that the number of shares properly tendered and not properly withdrawn by such stockholder bears to the total number of shares properly tendered and not properly withdrawn by all stockholders. If any tendered shares are not purchased under the Offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder. Appropriate adjustments will be made to avoid purchases of fractional shares. See Section 1 and Section 3.

What if more warrants are tendered into the Offer than we are willing to acquire?	In the event that warrants worth more than an aggregate of $6,269,295, valued at the offer price, are properly tendered and not properly withdrawn before the expiration date, we will purchase fewer than all the tendered warrants on a pro rata basis. If proration is required, we will determine the proration factor applicable to the warrants promptly after the expiration date of the Offer. The proration factor for each warrant holder tendering warrants will be based on the ratio that the number of warrants properly tendered and not properly withdrawn by such warrant holder bears to the total number of warrants properly tendered and not properly withdrawn by all warrant holders. For the purpose of calculating the proration factor for warrants, the warrants tendered by each warrant holder and the total warrants tendered by all warrant holders will be counted as if the warrants were exercised on a cashless basis. Appropriate adjustments will be made to avoid purchases of fractional warrants. If tendered warrants are not purchased under the Offer or are properly withdrawn before the expiration date, the unpurchased warrants will remain outstanding and subject to the same terms and conditions as are currently applicable to such warrants after the expiration or termination of the Offer or the proper withdrawal of the Offer, as applicable. See Section 1 and Section 3.

How will Register.com pay for the shares and/or warrants?	We will use our available cash to purchase shares and/or warrants tendered in the Offer. The Offer is not subject to the receipt of financing. See Section 8.

When does the Offer expire; can the Offer be extended?	You may tender your shares and/or warrants until the Offer expires. The Offer will expire on Tuesday, September 2, 2003, at 12:00 midnight, Eastern Time, unless we extend it. See Section 1. We may choose to extend the Offer for any reason but we do not have to do so. See Section 14.

How will I be notified if Register.com extends the Offer?	We will issue a press release by no later than 9:00 a.m., Eastern Time, on the business day after the last previously scheduled expiration date if we decide to extend the Offer. We cannot assure you that the Offer will be extended or, if extended, for how long. See Section 14.

Are there any conditions to the Offer?	Our obligation to accept and pay for your tendered shares and/or warrants is subject to conditions such as the absence of court and governmental action prohibiting the Offer, changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us and circumstances that would cause our shares to be delisted from the NASDAQ National Market or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. See Section 6.

Is there a minimum number of shares and/or warrants that must be tendered?	The Offer is not conditioned on any minimum number of shares and/or warrants being tendered. See Section 6.

Following the Offer, will Register.com continue as a public company?	The completion of the Offer in accordance with its conditions should not cause our common stock to be delisted from the NASDAQ National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares in the Offer that there will not be a reasonable likelihood that the purchase will cause our shares to be delisted from the NASDAQ National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act. See Section 6.

How do I tender my shares?	To tender your shares, prior to the expiration date, which is 12:00 midnight, Eastern Time, on Tuesday, September 2, 2003, unless the Offer is extended:

•	you must deliver your share certificate and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this document; or

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal.

Shares or warrants validly tendered with a Letter of Transmittal in the form distributed with the original Offer to Purchase on August 5, 2003 will be acceptable notwithstanding changes made to the form of Letter of Transmittal.

If your shares are held in the name of your broker or a nominee you must contact your broker, as the broker will need to tender your shares on your behalf.

Note that we are not offering any procedure for late delivery and that all shares, warrants and other required deliveries must be received prior to the expiration date, unless the Offer is extended.

You may contact the Information Agent, your broker or other financial or tax advisors for assistance. The contact information for the Information Agent is listed on the back cover of this document.

How do I tender my warrants?	To tender your warrants, prior to 12:00 midnight, Eastern Time, on Tuesday, September 2, 2003, unless the Offer is extended, you must deliver your warrants and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this document. Tenders using the Letter of Transmittal in the form distributed with the original Offer to Purchase on August 5, 2003 will be acceptable.

You may contact the Information Agent or other financial or tax advisors for assistance. The contact information for the Information Agent is listed on the back cover of this document.

Once I have tendered shares and/or warrants in the Offer, can I withdraw my tender?	You may withdraw any shares and/or warrants you have tendered at any time before 12:00 midnight, Eastern Time, on Tuesday, September 2, 2003, or before such later time and date as we may establish as the expiration date of the Offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares and/or warrants after 12:01 a.m., Eastern Time, on Tuesday, September 30, 2003. See Section 4.

How do I withdraw shares and/or warrants I previously tendered?	You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at either the address or facsimile number listed on the back cover of this document. Your notice of withdrawal must specify your name, the number of shares and/or warrants to be withdrawn and the name of the registered holder of the shares and/or warrants. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer described in Section 3. See Section 4.

If I decide not to tender, how will the Offer affect my shares?	Stockholders who choose not to tender will own a proportionately greater percentage interest in us following the Offer. See Section 2.

If I decide not to tender, how will the Offer affect my warrants?	The terms of the warrants will remain unchanged, but warrants will represent a greater percentage ownership in the Company, on an as-converted basis. Warrants that are not tendered will continue to have the same rights and privileges as before commencement of the Offer.

Has Register.com or its Board of Directors adopted a position on the Offer?	Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors or the Information Agent makes any recommendation to you as to whether you should or should not tender your shares and/or warrants. We have not authorized any person to make any such recommendation. You should carefully evaluate all information in the Amended and Restated Offer to Purchase, consult your own investment and tax advisors, and make your own decisions about whether to tender shares and/or warrants and, if so, how many shares and/or warrants to tender.

A substantial majority of our directors and executive officers who own shares and/or warrants have advised us that they intend to tender some or all of their securities in the Offer.

Do Register.com's directors and executive officers intend to tender their shares and/or warrants in the Offer?	Subject to the assumptions described in detail in Section 10, after proration, our directors and executive officers would continue to beneficially own approximately 28.3% of the Company's common stock immediately after the consummation of the Offer.

When will Register.com pay for the shares and/or warrants I tender?	We will pay the purchase price, net in cash, without interest, for the shares and/or warrants we purchase promptly after the expiration date of the Offer and the acceptance of the shares for payment. See Section 5.

What is a recent trading price of Register.com common stock?	On July 30, 2003, the last full trading day before the date of the public announcement of the Offer, the last reported sale price of our shares on the NASDAQ National Market was $6.11 per share. The market price of shares of Register.com

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common stock is subject to fluctuation. You should obtain current market quotations.

What is a recent market value of Register.com warrants?	There is no active trading market for the warrants.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 15.

Will I have to pay brokerage commissions if I tender my warrants?	If you tender your warrants directly to the Depositary, you will not incur any brokerage commissions.

What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the tendered shares we purchase or as a distribution in respect of stock from us. See Section 13.

What are the United States federal income tax consequences if I tender my warrants?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the warrants you tender. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?	If you are the registered holder and you instruct the Depositary in the Letter of Transmittal to make the payment for the shares directly to you, then generally you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?	The Information Agent can help answer your questions. The Information Agent is Innisfree M&A Incorporated, whose contact information is listed on the back cover of this document. Additional contact information is listed on the back cover of this document.

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FORWARD-LOOKING STATEMENTS

In this Amended and Restated Offer to Purchase and the documents incorporated by reference in this Amended and Restated Offer to Purchase, we provide forward-looking statements relating to future events and a future outlook on our business, based on our own internal projections as of the date of this Amended and Restated Offer to Purchase. Any projection or forward-looking statement involves judgments and individual judgments may vary. It is routine for our internal projections and expectations to change as the quarter or year progresses and therefore, it should be clearly understood that internal projections based on information available to us today may change, even prior to the end of these periods. Although these projections may change, we will not inform you if they do. Statements in our presentation other than historical data and information constitute forward-looking statements and involve risks and uncertainties. Actual results may differ materially from those projections and forward-looking statements. You should assume that the information appearing in this Amended and Restated Offer to Purchase is accurate as of the date hereof only. Many factors could cause our projections not to be achieved, including but not limited to uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risk associated with the Company's restructuring process and future business plan, including the risk that expected cost reductions and revenues may not be realized at all or in the intended time frame, risks associated with the Offer, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may pursue and other factors detailed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2003, our quarterly report on Form 10-Q for the quarter ended June 30, 2003 and any Current Reports on Form 8-K filed during the current fiscal year currently on file.

THE OFFER

1.    Number of Shares and/or Warrants; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will spend up to an aggregate of $120 million to purchase securities comprised of (i) up to $113,730,705 worth of shares of common stock, $0.0001 par value per share, including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of October 28, 2002, between Register.com and American Stock Transfer & Trust Company, as Rights Agent, and (ii) up to $6,269,295 worth of warrants to purchase shares of common stock, or such lesser amount of shares and warrants as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the Offer, at a purchase price of $6.35 per share and $6.35 per warrant (less the applicable warrant exercise price), respectively, net in cash to the seller, without interest.

The term "expiration date" means 12:00 midnight, Eastern Time, on Tuesday, September 2, 2003, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. In that case, the term "expiration date" shall mean the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14.

If we:

•	increase or decrease the price to be paid for shares and/or warrants; or
•	change the aggregate dollar amount of shares and warrants being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the Offer until the expiration of such ten business day period. The term "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES AND/OR WARRANTS. THE OFFER IS, HOWEVER, SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN SECTION 6.

Because of the proration provisions described in this Amended and Restated Offer to Purchase, not all of the shares and warrants tendered would be purchased if the Offer is oversubscribed. Shares and/or warrants properly tendered and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the Offer, including the proration provisions. If any tendered shares are not purchased under the Offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder. If tendered warrants are not purchased under the Offer or are properly withdrawn before the expiration date, the unpurchased warrants will remain outstanding and subject to the same terms and conditions as are currently applicable to such warrants after the expiration or termination of the Offer or the proper withdrawal of the Offer, as applicable.

This Amended and Restated Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares and warrants and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

Proration. As used in this Offer, the term "proration period" refers to the period of time during which shares and/or warrants may be tendered and withdrawn in the Offer. The proration period will end on the expiration date. On the expiration date (and, accordingly, the completion of the proration period), upon the terms and subject to the conditions of the Offer, if more than an aggregate of $113,730,705 worth of shares and/or $6,269,295 worth of warrants (in each case valued at the $6.35 purchase price) have been properly tendered and are not properly withdrawn, we will purchase such properly tendered shares and/or warrants on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

For the purpose of proration, tendered shares and warrants will be treated as two separate classes, and there will be separate proration pools for shares and warrants. The number of shares and/or warrants will be rounded up or down as nearly as practicable to result in the tender of whole shares and/or warrants rather than fractional shares and/or warrants. If proration of tendered shares or warrants is required, we will determine the applicable proration factor promptly after the expiration date. The proration factor for each stockholder tendering shares will be based on the ratio that the number of shares properly tendered and not properly withdrawn by such stockholder bears to the total number of shares properly tendered and not properly withdrawn by all stockholders.

The proration factor for each warrant holder tendering warrants will be based on the ratio that the number of warrants properly tendered and not properly withdrawn by such warrant holder bears to the total number of warrants properly tendered and not properly withdrawn by all warrant holders. For the purpose of calculating the proration factor for warrants, the warrants tendered by each warrant holder and the total warrants tendered by all warrant holders will be counted as if the warrants were exercised on a cashless basis. For example, there are currently outstanding warrants to purchase an aggregate of 3,092,791 shares at varying prices. For purposes of proration, if all warrants were to be properly tendered in the Offer, such warrants would be counted as 2,269,083 shares for proration purposes, after netting the $6.35 per share offer price against the applicable warrant exercise prices.

Assuming for purposes of illustration only that (i) the directors and executive officers participate in the Offer as described in Section 10, (ii) all vested and in-the-money options are exercised and the shares obtained upon exercise are tendered in the Offer (other than those options that our directors and executive officers have indicated to us that they do not intend to exercise), (iii) shares of restricted stock are not tender into the Offer and (iv) all warrant holders and all other shareholders tender their warrants and shares, respectively, into the Offer, the proration factor for both shares and warrants would be 0.4351.

Holders tendering shares and/or warrants can specify to their broker or in the Letter of Transmittal the order in which tendered shares and/or warrants are to be purchased in the event of proration. Because of the difficulty in determining the number of shares and/or warrants properly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factors or commence payment for any shares and/or warrants purchased under the Offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. You may obtain preliminary proration information from the Information Agent and may be able to obtain such information from your broker. Shares or warrants validly tendered with a Letter of Transmittal in the form distributed with the original Offer to Purchase on August 5, 2003 will be acceptable notwithstanding changes made to the form of Letter of Transmittal.

As described in Section 13, the number of shares and/or warrants that we will purchase under the Offer may affect the United States federal income tax consequences to you and, therefore, may be relevant to your decision whether or not to tender.

2.    Background and Purpose of the Offer; Material Effects of the Offer.

Purpose of the Offer. In the latter part of 2002, we began a restructuring process to address the challenges our business faced. The goals of our restructuring program are to reduce costs, improve our technology and systems, improve operating efficiencies and increase productivity and flexibility. We intend to achieve these goals primarily by improving our systems' performance and are actively working to make our technology architecture more flexible in order to enable us to introduce new products and services more rapidly and cost-effectively. To date, we have made progress in the area of new system development and implementation as well as headcount reduction.

In the fall of 2002, following a Board meeting that focused on our strategy, our Board of Directors convened a Strategy Committee to review and make recommendations to the Board. In addition, the Chairman of the Board, Mr. Mitchell I. Quain, was named Executive Chairman. By mid-December of 2002, we reported on the progress on our restructuring, including, among other things, (1) a reduction in headcount, primarily as a result of the combination of two of our customer segments and the elimination of two others; (2) the elimination of layers of management above and below the General Managers to enable them to get closer to customers and better understand their needs; and (3) the refocusing of the General Managers' roles on revenue growth by creating a separate Operations Group and unifying all application developers into one Technology Group.

In January 2003, we received two unsolicited acquisition proposals. The first proposal of $4.95 per share of common stock was rejected by the Board of Directors as inadequate. The second proposal of $5.50 per share of common stock expired before it was addressed by the Board and was not subsequently reinstated or reaffirmed. Both proposals were subject to financing, completion of satisfactory due diligence investigations and other conditions. In addition, Barington Companies Equity Partners, L.P. ("Barington"), a member of a stockholder group that had made the first acquisition proposal, notified us of its intention to nominate a slate of directors for election at our 2003 annual meeting of stockholders and to submit other proposals for consideration at that meeting. Following the receipt of the unsolicited proposals, our Board of Directors retained Credit Suisse First Boston as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal advisor.

In February 2003, our Board of Directors appointed Messrs. Mitchell I. Quain, Peter A. Forman and Richard D. Forman to an Executive Committee of the Board, in order to continue the work of the Strategy Committee formed in November 2002, to review and make recommendations to the Board of Directors regarding our strategy, to monitor, supervise and assist in the management of our business operations and the efforts to achieve the goals of the restructuring plan and to make recommendations to the Chief Executive Officer and the Board regarding organizational and other changes.

During this period we were approached by various third parties expressing interest in potential strategic investments or business combinations and we engaged in discussions with other parties with a view toward making a strategic acquisition that could accelerate our profitability. As a result of the discussions we initiated or in response to the expressions of interest we received, we evaluated a number of potential transactions and engaged in discussions and/or due diligence examinations with respect thereto including: a potential strategic acquisition by us of a company that would substantially increase the scale of our business and which would require us to obtain additional equity and/or debt financing; a potential acquisition by us of a smaller company which management believed could enhance our technology platform and accelerate cost reductions; a potential business combination as a result of which our stockholders would hold a substantial majority of the shares of the combined company and receive a cash payment equal to most of our cash and cash equivalent assets; and separate potential sales of the Company to several different companies with which discussions did not proceed past preliminary indications of interest.

In connection with all of the potential transactions mentioned above, we did not seek proposals for business combinations or for the sale of our Company but responded to the inquiries and contacts we received in order to ascertain whether a value-maximizing transaction on acceptable terms might be developed. Our Board of Directors viewed the potential transactions that were available at that time as presenting inadequate opportunities for enhancing stockholder value.

As part of the evaluation in which management and the Board engaged, we considered the cash that we require to conduct our business operations and pursue our future operating and strategic objectives. After considering alternative uses for our cash, our Board was of the view that a distribution of a significant amount of our excess cash resources to our stockholders would be a desirable means of providing value to our stockholders. Members of our Board of Directors met with Mr. Mitarotonda of Barington and certain of his colleagues and discussed our business and prospects as well as the fact that the Board was considering a sizeable distribution of cash to the Company's stockholders.

On June 10, 2003, we announced that we had entered into an agreement with the stockholder group led by Barington that provided for a distribution of $120 million in cash to stockholders by September 1, 2003. Under the terms of that agreement, we agreed to include Mr. Mitarotonda in our Board of Directors' slate of nominees for election as a director to our Board of Directors at our 2003 annual meeting of stockholders. The stockholder group agreed not to pursue a proxy contest in connection with the annual meeting in 2003, which was held on July 31, 2003.

This Offer will provide immediate liquidity for stockholders and holders of warrants who desire it. Further, it provides an opportunity for holders to sell their securities at lower transaction costs than are normally associated with market sales, and also allows holders to sell a portion of their securities while retaining a continuing equity interest in the Company.

The Company's Board of Directors and management remain committed to increasing stockholder value. We will pursue this objective through planned improvements in our operations and we may also consider achieving this goal through transactions with other companies, which may include any of the potential transactions described above or others. Discussions with respect to such matters have been undertaken recently and could be undertaken at any time and we may formulate plans or undertake actions, pursue proposals or engage in negotiations that relate to or that could result in a definitive transaction.

We may in the future, including in the event that we purchase less than an aggregate of $120 million of shares and/or warrants in the Offer, distribute additional cash to stockholders including by way of one or more dividends, distributions or repurchases of additional shares and/or warrants on the open market, in private transactions or by other methods subject to the approval of our Board of Directors and compliance with Rule 13e-4 of the Exchange Act, which prohibits us and our affiliates from purchasing any shares of our common stock, other than pursuant to the Offer, until at least ten business days after the expiration date of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Future purchases may be on the same terms or on terms that are more or less favorable to the stockholders and/or holders of warrants than the terms of this Offer. Any possible future purchases will depend on many factors, including market price of our shares of common stock, the results of this Offer, our business and financial position and general economic and market conditions. We currently intend to continue as a publicly-traded company, and we do not plan to effect any open-market stock repurchases if these would cause our shares to be delisted from the NASDAQ National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

Stockholders and holders of warrants who do not tender their shares of common stock and/or warrants pursuant to this Offer and stockholders who otherwise retain an equity interest in the Company (including as a result of a partial tender of their shares of common stock, or a proration pursuant to the Offer) will continue to be stockholders and/or holders of warrants with the attendant risks and rewards associated with owning our equity and equity-based securities. Holders who determine not to tender any of their shares and/or warrants pursuant to this Offer will realize a proportionate increase in their relative equity interest (on an as-converted basis, in the case of holders of warrants), and thus in our earnings and assets, subject to any risks resulting from our purchase of shares and our ability to issue additional equity securities in the future. In addition, if any stockholder and/or warrant holder tenders its shares or warrants, the number of outstanding shares remaining will decrease and effectively give remaining warrant and option holders a greater percentage ownership interest in the Company on an as-converted basis.

Our Board of Directors has approved this Offer. However, neither the Company nor any member of our Board of Directors, or the Information Agent makes any recommendation as to whether a stockholder and/or a holder of warrants should tender or refrain from tendering shares and/or warrants and neither we nor our Board of Directors has authorized any person to make any such recommendation. Stockholders and/or holders of warrants are urged to evaluate carefully all information contained in this Offer, consult their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares and/or warrants to tender.

Other than as described herein, we currently have no plans that relate to or would result in: (i) any extraordinary transaction (such as a merger, reorganization or liquidation) involving Register.com; (ii) any purchase, sale or transfer of a material amount of assets of Register.com; (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of, Register.com; (iv) any change in the present Board of Directors or management of Register.com (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer) other than the promotion of Roni Jacobson as General Counsel and the recent hiring of a new General Manager of our Global Web Services; (v) any other material change in Register.com's corporate structure or business; (vi) Register.com's common stock to cease to be authorized to be quoted on the NASDAQ National Market; (vii) Register.com's common stock becoming eligible for termination of registration under § 12(g)(4) of the Exchange Act; (viii) the suspension of Register.com's obligation to file additional reports under § 15(d) of the Exchange Act; (ix) the acquisition by any person of additional securities of Register.com; or (x) any changes in Register.com's certificate of incorporation or bylaws.

On July 31, 2003 the Board of Directors determined that the previously announced distribution of $120 million to shareholders would take the form of this self-tender, established the price of $6.35 per share and $6.35 per warrant (less the applicable warrant exercise price), and publicly announced these decisions by press release and at the Company's annual meeting of stockholders. Later that day, the Company's financial advisor, Credit Suisse First Boston, was contacted by Carl C. Icahn and informed that Mr. Icahn and certain of his affiliates owned approximately 5% of the Company's common stock. Mr. Icahn inquired, as a hypothetical matter, whether the Company would be interested in pursuing a sale to him and his affiliates of all of the Company's common stock at a price of $6.40 per share. Mr. Icahn emphasized that the Company should not consider his inquiry to be an offer, and noted that he would require a full due diligence investigation of the Company. Mr. Icahn and associates had earlier expressed conditional preliminary interest in pursuing such a transaction at a price of $6.00 per share. After discussions with the Board of Directors and management, Credit Suisse First Boston inquired of Mr. Icahn whether he might be willing to pay a price higher than $6.40 per share, to which he responded that he would not be willing to pay more than $6.40 per share. In light of that response, Credit Suisse First Boston informed Mr. Icahn that the Company did not believe it would be productive to pursue his hypothetical inquiry. In a statement on Schedule 13D filed with the Securities and Exchange Commission on August 1, 2003, Mr. Icahn and certain of his affiliates publicly disclosed that they owned approximately 6.98% of the Company's outstanding shares and that discussions with the Company were no longer ongoing but that they reserve the right to seek further discussions in the future or to take whatever action or no action they deem appropriate.

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for enhancing shareholder value, we may undertake or plan actions, proposals or negotiations that relate to or could result in one or more of these events including, without limitation, continuing discussions with any parties about potential transactions described above or related or other transactions, but there can be no assurance that we will do so.

The Company's Restructuring

THE FOLLOWING PROSPECTIVE FINANCIAL INFORMATION IS INCLUDED IN THIS OFFER TO PURCHASE BECAUSE IT WAS PROVIDED AT THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS ON JULY 31, 2003. OUR PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS AMENDED AND RESTATED OFFER TO PURCHASE REPRESENTS, AS OF JULY 31, 2003 EXCEPT AS OTHERWISE PROVIDED BELOW, THE COMPANY'S EXPECTED RESULTS OF OPERATIONS FOR THE PERIODS INDICATED. IN CONSIDERING THIS PROSPECTIVE INFORMATION, WE STRONGLY ENCOURAGE YOU TO CONSIDER THE FOLLOWING FACTORS. ALTHOUGH WE ARE UPDATING CERTAIN INFORMATION, OUR POLICY IS TO PROVIDE OUR EXPECTATIONS ONLY ONCE A QUARTER, AND NOT TO UPDATE THAT INFORMATION UNTIL THE NEXT QUARTER. ANY PROJECTION OR FORWARD-LOOKING STATEMENT INVOLVES JUDGMENTS AND

INDIVIDUAL JUDGMENTS MAY VARY. IT IS ROUTINE FOR OUR INTERNAL PROJECTIONS AND EXPECTATIONS TO CHANGE AS THE QUARTER OR YEAR PROGRESSES AND, THEREFORE, IT SHOULD BE CLEARLY UNDERSTOOD THAT, ALTHOUGH WE HAVE INCLUDED HEREIN CERTAIN UPDATES TO OUR PROJECTIONS REGARDING REGISTRYPRO, THE INTERNAL PROJECTIONS SET FORTH BELOW THAT WERE PRESENTED AT OUR ANNUAL MEETING OF STOCKHOLDERS ON JULY 31, 2003, EXCEPT AS UPDATED HEREIN, SPEAK ONLY AS OF SUCH DATE AND MAY CHANGE EVEN PRIOR TO THE END OF THIS OFFER PERIOD. ALTHOUGH THESE PROJECTIONS MAY CHANGE, WE WILL NOT INFORM YOU IF THEY DO.

Our prospective financial projections constitute forward-looking statements, and involve risks and uncertainties. Actual results may differ materially from those projections and forward-looking statements. Many factors could cause our projections not to be achieved, including but not limited to uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risk associated with the Company's restructuring process and future business plan, including the risk that expected cost reductions and revenues may not be realized at all or on the intended time frame, or may have unintended consequences on our ability to operate our business as planned, risks associated with this Offer, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may decide to pursue and other factors detailed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2003, our quarterly report on Form 10-Q for the quarter ended June 30, 2003 and any Current Reports on Form 8-K filed during the current fiscal year currently on file.

The prospective financial information included in this Amended and Restated Offer to Purchase has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated in this Amended and Restated Offer to Purchase relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so. The following prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

On a going-forward basis, we have set specific operational and financial objectives for the Company. In particular, our management is focused on launching a new systems architecture, eliminating certain material internal control weaknesses and reducing credit card chargeback and refund rates. These issues have contributed to our inefficient cost structure and hindered our efforts to improve our results of operations and earnings. Our new systems architecture is currently expected to be launched in the last quarter of 2003, though we cannot assure you that this goal will be achieved. For the remainder of the year 2003, we expect our expenses to increase as we continue to invest in systems architecture improvements and improve our business processes.

Our expectation as of July 31, 2003 was for 2003 revenue to be between $98 million and $102 million. At July 31, 2003, we expected our 2003 operating loss to be between $(4) million and $(9) million, which includes $6.7 million of special advisory fees and expenses. Since we announced our forecast on July 31, 2003, we have revised our expectations with respect to our subsidiary RegistryPro's launch and profitability. RegistryPro is currently in a startup mode and is obligated under an agreement with ICANN to launch the .pro top level domain. For the six months ended June 30, 2003, it incurred $1.3 million of startup costs. We currently expect that RegistryPro will not launch its real-time automated registry services during the third quarter of 2003 and therefore that RegistryPro will continue to incur net losses during this period. In addition, we cannot assure you that RegistryPro will successfully launch its services during the fourth quarter of 2003 or at all. We have determined to revise our forecast with an assumption that RegistryPro will continue to incur net losses throughout the end of 2003 in an amount ranging from $(1.5) milllion to $(2) million. Therefore, we currently expect 2003 revenue to be between $96 million and $100 million and our 2003 operating loss to be between $(6) million and $(11) million.

For 2004, we expect cost savings to begin to accrue and we expect 2004 revenues to be slightly higher, in the $100 to $105 million range. For 2004, we expect to earn operating income of between $6 million and $14 million as the cost savings are phased in throughout the year. We are targeting to exit 2004 at an annualized operating income run rate of $18 million. We are projecting a gross profit of between $67-$70 million in 2004, which compares to $67-$69 million in 2003. Our cost structure is projected based on essentially revenue neutral assumptions. Long term, however, we expect that the efficiency that we are building into the business and the other steps we are taking will provide a foundation for us to grow our revenues as well.

These forecasts are subject to all the risks and uncertainties listed above, and are based on several key assumptions (such as those described above with respect to RegistryPro) that we cannot be certain will materialize as contemplated at the time the forecasts were made. These assumptions are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict accurately, and many of which are beyond our control. As an additional example, even if our new system architecture is launched successfully and in the anticipated time frame, we cannot assure you that it will enable us to reduce our expenses to the significant extent contemplated by our forecast, in 2004 or in future years. In addition, increasing competition or pricing pressures in the marketplace for domain name registrations could result in our missing our projected revenue targets or in the need to increase our marketing expense above the levels contemplated in the forecast in order to meet such revenue targets. As an additional example of the risks associated with achieving our financial projections, we note that these projections include $2.4 million of expense savings that are intended by our senior management but remain undetermined as to which of our various business and operating units will yield those expense savings. Accordingly, we cannot assure you that such expense savings will be achieved or, if they are achieved, whether such expense savings would not have an adverse impact on our ability to satisfactorily conduct our business and service our customers.

The assumptions used to prepare the prospective financial information are those that we believe are significant to prospective financial information and reflects management's subjective judgment as of July 31, 2003, which is subject to change. Many of these assumptions used in the preparation of the prospective financial information have not been set forth. There will be differences between the values used by management in deriving the key assumptions and the actual results causing differences between forecasted and actual results. Events and circumstances usually do not occur as expected, and the differences between actual and expected results may be material. The inclusion of the prospective financial information in this Amended and Restated Offer to Purchase should not be regarded as a representation by the Company or any other person that the prospective financial information will be achieved. In light of the foregoing, stockholders and warrant holders are cautioned not to place undue reliance on the prospective financial information.

As a consequence of the completion of the Offer, we cannot assure you that the use of a significant portion of our capital will not adversely affect our operations or financial condition in the future. For more information, see the unaudited pro forma consolidated financial statements presented herein, as well as the financial statements and accompanying notes included in our annual report on Form 10-K for the fiscal year ended December 31, 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2003, our quarterly report on Form 10-Q for the quarter ended June 30, 2003 and our Current Report on Form 8-K filed with the SEC on July 31, 2003, each of which is incorporated by reference in this Amended and Restated Offer to Purchase.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders and holders of warrants, including:

•	Interest on cash balances, though continually declining over the last two fiscal years due to declining interest rates, has still been a significant source of income and an offset to operating losses in prior periods. If we complete the Offer, our cash balances and, in turn, interest income would be significantly reduced. For more information, see the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2003, our quarterly report on Form 10-Q for the quarter ended June 30, 2003 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2003, each of which is incorporated by reference in this Amended and Restated Offer to Purchase, and the unaudited pro forma consolidated financial statements included in Section 9.
•	The Offer, if subscribed to in full, will significantly reduce our "public float," which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets. This reduction in our public float may result in a lower stock price and/or reduced liquidity in the trading market for our common stock following completion of the Offer.
•	If our directors and executive officers participate in the Offer as they currently contemplate (see Section 10) and other stockholders and warrant holders do not, such other stockholders' and warrant holders' proportional holdings may significantly increase and the directors' and executive officers' proportional holdings in aggregate will decrease. Furthermore, if any of the directors and executive officers ultimately elect not to participate in the Offer, their proportional holdings may significantly increase.
•	Under the terms of our Rights Agreement, any person who becomes the beneficial owner of 15% or more of our outstanding common stock as a result of our acquisition of our common stock (including as a result of the Offer) will not be deemed an "acquiring person" for purposes of the Rights Agreement. However, if such person acquires any additional shares after our acquisition of our common stock, such person will be deemed an "acquiring person" which will trigger certain provisions under our Rights Agreement (as described in detail in Section 7).
•	In addition, if any shares and/or warrants are accepted in the Offer, the number of outstanding shares and/or warrants remaining will decrease and effectively give remaining warrant and option holders a greater percentage ownership interest in the Company on an as-converted basis.
•	By reducing the Company's cash balances, the Offer could (i) reduce the Company's ability to engage in significant transactions without additional financing, (ii) reduce the Company's ability to cover existing contingent or other future liabilities or (iii) negatively impact the Company's liquidity during periods of increased capital or operating expenses. There can be no assurance that we would be able to raise additional debt or equity financing in the future.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES AND/OR WARRANTS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND/OR WARRANTS AND, IF SO, HOW MANY SHARES AND/OR WARRANTS TO TENDER.

Shares and/or warrants that we acquire in the Offer will be canceled and, in the case of shares, will be returned to the status of authorized but unissued stock which will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the NASDAQ National Market or any other securities exchange on which our shares are or may be listed) for a variety of purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

3.    Procedures for Tendering Shares and/or Warrants.

Proper Tender of Shares. For shares to be tendered properly in the Offer the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer described below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, Eastern Time, prior to the expiration date by the Depositary at its address listed on the back cover of this document. Tenders using the Letter of Transmittal in the form distributed with the original Offer to Purchase on August 5, 2003 will be acceptable. ANY CERTIFICATES DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

IF YOU HOLD SHARES THROUGH BROKERS OR BANKS, YOU ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

Proper Tender of Warrants. For warrants to be tendered properly in the Offer a properly completed and duly executed Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees must be received by the Depositary at the address set forth on the back cover of this document prior to the expiration date. In addition, the certificates evidencing tendered warrants must be received by the Depositary prior to the expiration date along with the Letter of Transmittal. Tenders using the Letter of Transmittal in the form distributed with the original Offer to Purchase on August 5, 2003 will be acceptable. ANY CERTIFICATES DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or
•	shares are tendered for the account of an "eligible guarantor institution" (as defined below). See Instruction 1 of the Letter of Transmittal.

The term "eligible guarantor institution" means a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES AND/OR WARRANTS, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

NOTE THAT WE ARE NOT OFFERING ANY PROCEDURE FOR LATE DELIVERY AND THAT ALL REQUIRED DELIVERIES MUST BE RECEIVED PRIOR TO THE EXPIRATION DATE, UNLESS THE OFFER IS EXTENDED.

Book-Entry Transfer. The Depositary will establish an account with respect to the shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry transfer of the shares by causing the book-entry transfer facility to transfer shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the book-entry transfer facility a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address listed on the back cover of this document before the expiration date.

Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Warrants are not eligible for book-entry transfer.

Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, a portion of the gross proceeds payable to a stockholder and/or a holder of warrants or other payee under the Offer must be withheld and remitted to the United States Treasury, unless the holder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to our or the Depositary's satisfaction, as the case may be, that you are not subject to backup withholding. Specified holders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding and reporting requirements rules. In order for a foreign holder to qualify as an exempt recipient, that holder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that holder's exempt status. The applicable form can be obtained from the Information Agent. See Instruction 11 of the Letter of Transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES AND/OR WARRANTS PURCHASED UNDER THE OFFER, IF YOU DO NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

See Section 13 for a discussion of United States federal income tax consequences to tendering holders that are U.S. holders (as that term is described in Section 13).

Return of Unpurchased Shares and/or Warrants. If any tendered shares are not purchased under the Offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder. If tendered warrants are not purchased under the Offer or are properly withdrawn before the expiration date, the unpurchased warrants will remain outstanding and subject to the same terms and conditions as are currently applicable to such warrants after the expiration or termination of the Offer or the proper withdrawal of the Offer, as applicable.

Determination of Validity; Rejection of Shares and/or Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares and/or warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares and/or warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares and/or warrants that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares and/or warrants or any particular stockholder or warrant holder. Our interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares and/or warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We, the Depositary, the Information Agent and any other person are not under any duty to give notification of any defects or irregularities in any tender and will not incur any liability for failure to give any such notification.

Tendering Holder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares and/or warrants under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

•	the shares and/or warrants that you tender are not currently subject to any contractual or other restrictions;
•	you have a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Exchange Act; and
•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and
•	will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. Our acceptance for payment of shares that you tender under the Offer will constitute a binding agreement between us and you upon the terms and conditions of the Offer.

Lost, Stolen, Destroyed or Mutilated Certificates. If your certificate for part or all of your shares has been lost, stolen, destroyed or mutilated you may contact American Stock Transfer & Trust Company, the transfer agent for our common stock, at (800) 937-5449, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the transfer agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES AND/OR WARRANTS TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.    Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares and/or warrants under the Offer are irrevocable after the expiration date. Shares and/or warrants tendered under the Offer may be withdrawn at any time before the expiration date and, unless we have already accepted the shares and/or warrants for payment under the Offer, at any time after 12:01 a.m., Eastern Time, on Tuesday, September 30, 2003.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at either the address or facsimile number listed on the back cover of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares and/or warrants to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares and/or warrants have been tendered for the account of an eligible guarantor institution.

If shares have been tendered under the procedure for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. We, the Depositary, the Information Agent and any other person are not under any duty to give notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any shares and/or warrants properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn shares and/or warrants are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of shares and/or warrants, or are unable to purchase shares and/or warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares and/or warrants on our behalf, and such shares and/or warrants may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.    Purchase of Shares and/or Warrants and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, we will accept for payment and pay for, and thereby purchase, shares in an aggregate amount of up to $120 million comprised of up to $113,730,705 worth of shares and up to $6,269,295 worth of warrants if properly tendered and not properly withdrawn, or such lesser amount of shares and/or warrants as are properly tendered and not properly withdrawn, in accordance with Section 4, before the scheduled expiration date of the Offer, at a purchase price of $6.35 per share and $6.35 per warrant (less the applicable warrant exercise price), respectively, net in cash to the seller, without interest. For purposes of the Offer, we will be deemed to have accepted for payment and therefore purchased shares and/or warrants that are properly tendered and not properly withdrawn, subject to the proration provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares and/or warrants for payment under the Offer.

We will pay for shares and/or warrants purchased under the Offer by depositing the aggregate purchase price for such shares and/or warrants with the Depositary, which will act as agent for tendering holders of stock and/or warrants for the purpose of receiving payment from us and transmitting payment to the tendering holders of stock and/or warrants.

In the event of proration, we will determine the applicable proration factors and pay for those tendered shares and/or warrants accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares and/or warrants purchased until approximately seven to ten business days after the expiration date. Certificates for all shares and/or warrants tendered and not purchased, including all shares and/or warrants not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the Offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur, we may not be obligated to purchase shares and/or warrants under the Offer. See Section 6.

We will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to us of shares and/or warrants purchased under the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

IF YOU OR ANY OTHER PAYEE FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL, YOU MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO YOU OR ANY OTHER PAYEE UNDER THE OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR U.S. HOLDERS.

6.    Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares and/or warrants tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and payment for, tendered shares and/or warrants, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after August 5, 2003 and before the expiration date any of the following events has occurred (or we have reasonably determined occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment of the tendered shares and/or warrants:

•	any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal has been threatened or instituted or is pending that directly or indirectly:

•	challenges the making of the Offer or the acquisition of some or all of the shares under the Offer or otherwise relates in any manner to the Offer; or
•	in our judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or that of our subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of us or our subsidiaries or materially impair the contemplated benefits of the Offer to us;
•	any action has been threatened or taken or is pending, or any approval has been withheld, or any statute, rule, regulation, judgment, order or injunction has been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or might directly or indirectly:
•	make the acceptance for payment of or payment for some or all of the shares and/or warrants illegal or otherwise restrict or prohibit completion of the Offer;
•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares and/or warrants;
•	materially impair the contemplated benefits of the Offer to us; or
•	materially and adversely affect our business, condition (financial or other), income, operations or prospects or that of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;
•	there has occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union;
•	the commencement of a war, armed hostilities or other international or national calamity or crisis, including any act or acts of terrorism, directly or indirectly involving the United States or any of its territories;
•	any decrease in the market price of our common stock by an amount greater than 10% from the closing price on July 30, 2003 or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations or prospects or the trading in the shares;
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;
•	any decline in either the NASDAQ Composite Index or the Standard and Poor's Index of 500 Industrial Companies by an amount greater than 10% from the close of business on July 30, 2003; or
•	a tender offer or exchange offer for any or all of the shares and/or warrants (other than this Offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person;
•	one or more of the following has occurred:

•	any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before August 4, 2003);
•	any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before August 4, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares; or
•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities other than in connection with a transaction authorized by our Board of Directors;
•	any change or changes has occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our judgment, is or may be material and adverse to us or our subsidiaries;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or the European Union; or
•	we determine that there is a reasonable likelihood that the completion of the Offer and the purchase of the shares and/or warrants may otherwise cause the shares to be delisted from the NASDAQ National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

These conditions are for our benefit. We may assert them in our reasonable judgment regardless of the circumstances giving rise to any such condition. We may waive them, in whole or in part, at any time in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time; provided, however, that all conditions to the Offer other than those dependent upon receipt of necessary government approvals, must be satisfied or waived prior to the expiration date. Our determination or judgment concerning the events described above will be final and binding on all parties.

7.    Price Range of Shares; Dividends.

Price Range of Shares. Our common stock has traded on the NASDAQ National Market under the symbol "RCOM" since our initial public offering of stock on March 3, 2000. The following table presents the high and low sales price per share of our common stock for each of the fiscal quarters indicated, as reported on the NASDAQ National Market.

	High	Low
Year ending December 31, 2001
First Quarter	$8.25	$5.00
Second Quarter	15.50	5.15
Third Quarter	14.76	8.30
Fourth Quarter	12.00	7.26
Year ending December 31, 2002
First Quarter	$11.60	$7.35
Second Quarter	9.07	6.95
Third Quarter	7.66	2.52
Fourth Quarter	5.25	2.93
Year ending December 31, 2003
First Quarter	$5.82	$4.44
Second Quarter	$6.45	$5.20
Third Quarter (through July 30, 2003)	$6.25	$5.70

On July 30, 2003, the last full trading day before the date of the public announcement of the Offer, the last reported sale price of our shares on the NASDAQ National Market was $6.11 per share. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES AND/OR WARRANTS.

Dividends. Except as described in the following paragraphs, we have never declared or paid any dividends on our common stock or other securities, and other than as otherwise described in this Amended and Restated Offer to Purchase we do not anticipate paying dividends in the foreseeable future.

Rights Agreement. On October 28, 2002 our Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Register.com's common stock. The dividend was payable on November 12, 2002 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Register.com one unit consisting of one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") of the Company at a price of $32.00 per unit (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of October 28, 2002 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), which was filed with the Securities and Exchange Commission on October 29, 2002 as an exhibit to our Current Report on Form 8-K which is incorporated herein by reference and the description herein is qualified in its entirety by reference to the Rights Agreement.

Until the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock ("Acquiring Persons") or (ii) ten business days (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the bidder's beneficial ownership of 15% or more of the outstanding common stock (the earlier of such dates is referred to as the "Distribution Date"), the Rights will be evidenced by the Company's common stock certificates.

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the record date, upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates of common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on November 12, 2012 unless the final expiration date is extended or the Rights are earlier redeemed or exchanged by the Company.

The Purchase Price payable, and the number of units of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (b) upon the grant to holders of the units of Series A Preferred Stock of certain rights or warrants to subscribe for or purchase units of Series A Preferred Stock at a price, or securities convertible into units of Series A Preferred Stock with a conversion price, less than the then current market price of the units of Series A Preferred Stock or (c) upon the distribution to holders of the units of Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in units of Series A Preferred Stock) or of subscription rights or warrants.

The number of outstanding rights and the number of units of Series A Preferred Stock issuable upon exercise of each Rights are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

The Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, each share of Series A Preferred Stock will be entitled to a payment of 1,000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These Rights are protected by customary anti-dilution provisions.

Because of the nature of the dividend, liquidation and voting rights, the value of each unit of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

If, after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction with an Acquiring Person or one of its affiliates, or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person or one of its affiliates, provision will be made so that each holder of a Right will have the right to receive, upon exercise at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the exercise price of the Right.

If any person or group of affiliated or associated persons becomes the beneficial owner of 15% of more of the outstanding shares of common stock, provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will have the right to receive upon exercise that number of shares of Series A Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the Right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% of more of the outstanding shares of common stock and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by that person or group which have become void), in whole or in part, at an exchange ratio per unit of Series A Preferred Stock which shall equal the Purchase Price divided by the then current market price per unit of Series A Preferred Stock on the earlier of: (i) the date on which any person becomes an Acquiring Person and (ii) the date on which a tender or exchange offer is announced that would result in the bidder's beneficial ownership of 15% or more of the shares of common stock then outstanding.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one-hundred-thousandth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash for fractional shares will be made based on the market price per unit of Series A Preferred Stock on the last trading day prior to the date of exercise.

At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the common stock or (ii) the tenth business day after a person commences, or announces its intention to commence, a tender offer or exchange offer that would result in the bidder's beneficial ownership of 15% or more of the shares of common stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the Rights will no longer be exercisable and the only right of the holders of Rights will be to receive the Redemption Price. The Rights are also redeemable under other circumstances as specified in the Rights Agreement.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights except that from and after such time that there is an Acquiring Person no amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder of a Right will have no rights by virtue of ownership as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the occurrence of the Distribution Date.

The description above of the rights does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation of Rights, Preferences and Privileges of the Series A Preferred Stock and to the Rights Agreement, copies of which have been filed with the Securities and Exchange Commission as Exhibits 3.1 and 4.1, respectively, to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2002. This exhibit may be obtained from the Securities and Exchange Commission as provided in Section 9.

8.    Source and Amount of Funds.

Assuming a full subscription to the Offer, the aggregate purchase price will be $120 million. We expect that our fees and expenses for the Offer will be approximately $255,000. We expect to fund our purchase of shares tendered in the Offer from available cash on hand, including cash from the sale of marketable securities and short-term investments, and we do not intend to use alternative arrangements or plans for financing the Offer.

9.    Certain Information Concerning Register.com.

Register.com, Inc. is a provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet.

With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

The Company is a Delaware corporation and the successor by merger to Forman Interactive Corp. Forman Interactive commenced operations in 1994. Our principal executive offices are located at 575 Eighth Avenue, 8th Floor, New York, New York 10018 and our telephone number is (212) 798-9100.

Summary Unaudited Pro Forma Financial Information. The following unaudited pro forma financial information give effect to the assumed reacquisition and cancellation of 17,910,347 shares of our common stock pursuant to the Offer at a price of $6.35 per share and warrants to purchase 987,290 shares (assuming that warrants are exercised on a cashless basis, valuing the underlying shares at the offer price). The following information is based on the assumption that all of the warrants are tendered in the Offer and then prorated accordingly. The unaudited pro forma consolidated balance sheet is based on the Company's historical balance sheet as of June 30, 2003 and has been prepared to reflect the reacquisition and cancellation of 17,910,347 shares of common stock at $6.35 per share as if the reacquisition and cancellation of the shares had occurred on June 30, 2003. The unaudited pro forma consolidated statements of operations are based on the Company's historical statements of operations for the year ended December 31, 2002 and the three months ended June 30, 2003 and give effect to the reacquisition and cancellation of the shares as if the reacquisition and cancellation occurred on January 1, 2002. This unaudited pro forma financial information should be read in conjunction with our historical financial statements and the notes thereto.

The unaudited pro forma financial information is intended for informational purposes only and is not necessarily indicative of our future financial position or future results of operations after the reacquisition and cancellation of the shares, or our financial position or results of operations, respectively, had the reacquisition and cancellation of the shares actually been effected on January 1, 2002 and June 30, 2003, respectively.

In addition to the information provided below, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2003, our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2003, our quarterly report on Form 10-Q for the quarter ended June 30, 2003 and any Current Reports on Form 8-K filed during the current fiscal year currently on file.

Register.com, Inc.
Unaudited Pro Forma Consolidated Statements of Operations
for the Year Ended December 31, 2002 and the Six Months Ended June 30, 2003
(in thousands, except share amounts)

	As Reported		Pro Forma Adjustments				Pro Forma
	Year Ended December 31, 2002	Six Months Ended June 30, 2003	Year Ended December 31, 2002		Six Months Ended June 30, 2003		Year Ended December 31, 2002	Six Months Ended June 30, 2003
Net revenues	$106,288	$53,257					$106,288	$53,257
Cost of revenues	35,299	16,861					35,299	16,861
Gross profit	70,989	36,396					70,989	36,396
Operating costs and expenses
Sales and marketing	31,222	13,246					31,222	13,246
Research & development	13,357	8,070					13,357	8,070
General & administrative	26,312	17,446					26,312	17,446
Amortization of goodwill and other intangibles	17,290	269					17,290	269
Total operating costs and expenses	88,181	39,031					88,181	39,031
Income (loss) from operations	(17,192)	(2,635)					(17,192)	(2,635)
Other income (expense), net	5,588	1,778	(3,152)	(1)	(982)	(1)	2,436	796
Income (loss) before provision for income taxes	(11,604)	(857)	(3,152)		(982)		(14,756)	(1,839)
Provision for (benefit from) income taxes	(1,195)	129	–	(2)	–	(2)	(1,195)	129
Net income (loss)	(10,409)	(986)	(3,152)		(982)		$(13,561)	$(1,968)

Basic income (loss) per share	$(0.26)	$(0.02)					$(0.61)	$(0.09)
Diluted income (loss) per share	$(0.26)	$(0.02)					$(0.61)	$(0.09)
Weighted average number of shares outstanding:
Basic	40,046	40,819	(17,910)	(3)	(17,910)	(3)	22,136	22,909
Diluted	40,046	40,819	(17,910)	(3)	(17,910)	(3)	22,136	22,909

Register.com, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2003
(in thousands, except share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$84,642	$1,438	(5)	$46,080
		(40,000)	(4)
Short-term investments	96,737	(80,255)	(4)	16,482
Accounts receivable	8,887			8,887
Prepaid domain name registry fees	16,052			16,052
Deferred tax asset, net	23,607			23,607
Other current assets	5,784			5,784
Total current assets	235,709	(118,817)		116,892
Fixed assets, net	8,858			8,858
Prepaid domain name registry fees	7,827			7,827
Other investments	396			396
Marketable securities	26,709			26,709
Goodwill and other intangible assets	2,100			2,100
Total assets	$281,599	$(118,817)		$162,782

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$18,926			18,926
Deferred revenue, net	57,716			57,716
Acquisition note payable	—			—
Total current liabilities	76,642			76,642
Deferred revenue, net of current portion	31,441			31,441
Total liabilities	108,083			108,083

Stockholders' equity:				—
Common stock	4	(2)	(3)	2
Additional paid-in capital	217,457	(120,253)	(3)	98,642
		1,438	(5)
Unearned compensation	(1,101)			(1,101)
Unrealized gain in marketable securities	2,019			2,019
Accumulated deficit	(44,863)			(44,863)
Total stockholders' equity	173,516	(118,817)		54,699
Total liabilities and stockholders' equity	$281,599	$(118,817)		$162,782

Notes to Unaudited Pro Forma Consolidated Financial Statements

(1)	Interest income is reduced due to a reduced level of cash, short-term investments and marketable securities during the period. The assumed interest rate for purposes of calculating reduced interest income was 2.7% for the year ended December 31, 2002 and 1.7% for the six months ended June 30, 2003, and approximates the actual average interest rates earned on the cash, short-term investments and marketable securities during such periods.
(2)	No reduced tax provision has been provided because substantially all of the Company's short-term investments and marketable securities are invested in tax-exempt securities.
(3)	Our acquisition and cancellation of 17,910,347 shares pursuant to the Offer at a price of $6.35 per share for a cash payment of $113,730,705, and our purchase of 1,345,691 warrants for a purchase price of $6.35 per warrant less the applicable warrant exercise price for a total cash payment of $6,269,295 for an aggregate cash disbursement of $120,000,000, are recorded as a reduction to common stock to the extent of the par value of the shares and as a reduction to additional paid-in capital for the balance of the purchase price. It is assumed that we will incur estimated expenses directly related to the Offer of $255,000, which is recorded as a reduction of additional paid-in capital.
(4)	It is assumed that we would use $40,000,000 of cash and cash equivalents, and we would sell $80,255,000 of short-term investments in order to raise the total of $120,255,000 cash required to fund the Offer and the estimated expenses directly related to the Offer, although no final decision has been made with respect to the specific securities that will be sold, nor whether we will sell any marketable securities to raise a portion of the required funds.
(5)	It is assumed that all vested in-the-money options held by all optionees except officers and directors who have advised us will not be exercising their options, would be exercised. Accordingly, it is assumed that 333,908 options would be exercised for total exercise proceeds of $1,438,198 in cash. The proceeds are credited to common stock to the extent of the par value of the shares and as an increase to additional paid-in capital for the balance of the exercise proceeds.

Additional Information. We are subject to the requirements of the Exchange Act, and file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. In addition, we have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, which includes additional information concerning the Offer. We recommend that, in addition to this Amended and Restated Offer to Purchase, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to elect to tender your shares:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002;
•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003;
•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2003;
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2003, and;
•	the description of our common stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on February 29, 2000, including any amendments or reports we file for the purpose of updating that description.

The Securities and Exchange Commission file number for all of these filings is 0-29739. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the Securities and

Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission, or the SEC, at www.sec.gov and on our investor website http://investor.register.com.

10.    Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

As of August 1, 2003, there were 41,266,336 shares of our common stock issued and outstanding (including 437,019 shares subject to contractual restrictions that preclude the tender of such shares in the Offer).

The table below presents the aggregate number of shares and percentage of our common stock beneficially owned by our directors and executive officers as of August 1, 2003. Shares of common stock that are subject to warrants and to options exercisable within 60 days of August 1, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

The table also presents the potential changes in directors' and executive officers' pro forma beneficial ownership of our common stock assuming that we purchase an aggregate of $113,730,705 of shares and $6,269,295 of warrants and (1) directors and executive officers tender their shares and/or warrants as indicated in the footnotes to the table, and the Offer is fully subscribed but not oversubscribed so that such shares and/or warrants are accepted for purchase or (2) directors and executive officers tender all of their shares and/or warrants as indicated in the footnotes to the table and the Offer is oversubscribed with substantially all of the shares and warrants outstanding as of August 1, 2003 (other than shares of restricted stock) tendered and then prorated in the Offer. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. We have been advised by a substantial majority of our directors and executive officers who own shares and/or warrants that they intend to tender some or all of their securities in the Offer as detailed in the table below. Under the second scenario described above, directors and executive officers would beneficially own approximately 7,086,311 shares or approximately 28.3% of the Company's common stock, in the aggregate, immediately after the consummation of the Offer.

Except as otherwise indicated below, the business address of each person listed in the table is c/o Register.com, Inc., 575 Eighth Avenue, 8th Floor, New York, New York 10018 and the business telephone number is (212) 798-9100.

[numbers to be confirmed]

Directors and Executive Officers	Position	Number of Shares Beneficially Owned as of 8/13/03	Percentage of Shares Beneficially Owned
			% Before Offer		% After Offer — Fully Subscribed But Not Oversubscribed (1)		% After Offer — Oversubscribed (2)
Niles H. Cohen (3)	Director	396,238	1.0		—		1.0
Dewain K. Cross	Director	—	—		—		—
Lori Faye Fischler (4)	General Manager, Corporate Services – Europe	229,589		*		*		*
Peter A. Forman (5)	President and Chief Executive Officer	3,293,265	7.9			*	9.1
Richard D. Forman (6)	Director	4,845,206	11.4		2.4		13.7
Alan Kipust (7)	Senior Vice President	15,356		*	—			*
Jack S. Levy (8)	Vice President, General Counsel and Secretary	257,960		*		*		*
Walt Meffert, Jr. (9)	Chief Technology Officer	70,849		*		*		*
James A. Mitarotonda (10)	Director	499,495	1.2		—		1.2
Stanley Morten	Director	—	—		—		—
Michael Pollack (11)	General Manager, Corporate Services – US	73,930		*		*		*
Mitchell I. Quain (12)	Executive Chairman of the Board of Directors	242,400		*		*	1.0
Jim Rosenthal (13)	Director	72,500		*		*		*
Jonathan Stern (14)	Chief Financial Officer	84,524		*		*		*
Reggie Van Lee (15)	Director	76,950		*		*		*

*	Indicates beneficial ownership of less than 1%.
(1)	This column is included for illustrative purposes to show the maximum decrease in the beneficial ownership of shares by our directors and executive officers based on their current intent to participate in the Offer as indicated below. We calculated the figures in this column pursuant to the following assumptions: all of the Company's directors and executive officers tender their shares and/or warrants consistently with their respective intentions, as set forth below; warrants to purchase 987,290 shares (assuming that warrants are exercised on a cashless basis, valuing the underlying shares at the offer price) are tendered pursuant to the Offer and those directors and executive officers who hold warrants sell all of their warrants; the Offer is fully subscribed, but not oversubscribed; all vested and in-the-money options to purchase shares of common stock are exercised and tendered prior to the expiration of the Offer, except those options that certain directors and executive officers have expressed that they intend to retain; and those directors and executive officers who have indicated that they plan to attempt to sell shares (or shares currently subject to exercisable options) in the market prior to the expiration of the Offer will be unsuccessful, and instead will tender exclusively pursuant to the Offer.
(2)	This column is included for illustrative purposes to show the maximum increase in the beneficial ownership of shares by our directors and executive officers based on their current intent to participate in the Offer as indicated below. We calculated the figures presented in this column pursuant to the following assumptions: all of the Company's directors and executive officers tender their shares and/or warrants consistently with their respective intentions, as set forth below; This column further assumes that, in addition to the director and executive officer tenders described below, the Offer is oversubscribed by the other stockholders and warrant holders with substantially all of the shares and warrants outstanding as of August 1, 2003 (other than shares of restricted stock) tendered and then prorated in the Offer. Further, this column assumes that all vested and in-the-money options to purchase shares of common stock are exercised and tendered prior to the expiration of the Offer, except those that certain directors and executive officers have expressed that they intend to retain as described below; and those directors and executive officers who have indicated that they plan to attempt to sell shares (or shares currently subject to exercisable options) in the market prior to the expiration of the Offer will be unsuccessful, and instead will tender exclusively pursuant to the Offer.
(3)	Mr. Cohen has indicated that he intends to tender all of his beneficially owned shares in the Offer.
(4)	Includes currently exercisable options to purchase 179,725 shares of common stock at a weighted average price of $27.65 per share. Ms. Fischler has indicated that she intends to sell 49,864 shares in the market prior to the expiration of the Offer and then tender the balance of the shares, if any, not sold in the market.
(5)	Includes 2,699,438 shares of common stock held by Forman Capital Management, LLC, warrants to purchase 548,247 shares of common stock at an exercise price of $0.97 per share, warrants to purchase 980 shares of Common Stock at an exercise price of $3.43 per share and currently exercisable options to purchase 12,500 shares of common stock at a weighted average price of $8.79 per share. Mr. P. Forman has indicated that he intends to tender all of his beneficially owned shares in the Offer other than currently exercisable options to purchase 12,500 shares.
(6)	Includes 2,986,113 shares of common stock held by RDF Ventures LLC, 37,800 shares of Common Stock held by the RDF 1999 Family Trust, warrants to purchase 699,717 shares of Common Stock at an exercise price of $0.97 per share and currently exercisable options to purchase 589,285 shares of common stock at a weighted average price of $30.06 per share. Mr. R. Forman has indicated that he intends to tender all of his beneficially owned shares in the Offer other than currently exercisable options to purchase 589,285 shares.
(7)	Includes currently exercisable options to purchase 15,356 shares of common stock at a weighted average price of $4.43 per share. Mr. Kipust has indicated that he intends to tender all of his beneficially owned shares in the Offer.
(8)	Includes currently exercisable options to purchase 219,909 shares of common stock at a weighted average price of $9.63 per share and a restricted stock grant of 37,951 shares, which shares are subject to our repurchase right which right lapses with respect to one quarter of the total shares granted on each of November 1, 2003, December 31, 2003, May 1, and August 1, 2004. Mr. Levy, who will be stepping down from his current position as the Company's General Counsel effective as of August 15, 2003, has indicated that he intends to either (1) sell 105,100 shares (including shares subject to currently exercisable options to purchase 105,000 shares) beneficially owned by him in the market prior to the expiration of the Offer, or (2) tender such shares in the Offer, less a number of shares that he anticipates selling in the market prior to the expiration of the Offer in order to cover the exercise price of the options and related taxes.
(9)	Includes currently exercisable options to purchase 60,595 shares of common stock at a weighted average price of $10.75 per share and a restricted stock grant of 8,734 shares, which shares are subject to our repurchase right that expires on November 12, 2004. Mr. Meffert has indicated that he intends to tender all of his unrestricted beneficially owned shares in the Offer other than currently exercisable options to purchase 60,595 shares.

(10)	Includes 499,495 shares of common stock held by Barington. Mr. Mitarotonda controls Barington and has voting power over the shares. Mr. Mitarotonda has indicated that he intends to tender all of his beneficially owned shares in the Offer.
(11)	Includes currently exercisable options to purchase 66,524 shares of common stock at a weighted average price of $12.73 per share and a restricted stock grant of 5,587 shares, which shares are subject to our repurchase right that expires on June 11, 2004. Mr. Pollack has indicated that he will not participate in the Offer.
(12)	Includes 7,400 shares held in trust for Mr. Quain's children and currently exercisable options to purchase 225,000 shares of common stock at a weighted average price of $4.80 per share. Mr. Quain has indicated that he intends to tender all of his beneficially owned shares in the Offer other than currently exercisable options to purchase 225,000 shares.
(13)	Includes currently exercisable options to purchase 62,500 shares of common stock at a weighted average price of $12.46 per share. Mr. Rosenthal has indicated that he intends to tender all of his beneficially owned shares in the Offer other than currently exercisable options to purchase 62,500 shares.
(14)	Includes currently exercisable options to purchase 84,524 shares of common stock at a weighted average price of $6.60 per share. Mr. Stern has indicated that he will not participate in the Offer.
(15)	Includes currently exercisable options to purchase 76,950 shares of common stock at a weighted average price of $17.70 per share. Mr. Van Lee has indicated that he will not participate in the Offer.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding relating to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

We have entered into employment agreements with each of Peter A. Forman, our President and Chief Executive Officer; Jonathan Stern, our Chief Financial Officer; Walt Meffert, Jr., our Chief Technology Officer; Jack S. Levy, our Vice President, General Counsel and Secretary; Michael Pollack, our General Manager of Corporate Services; and with Alan Kipust, our Senior Vice President of Operations. We also had an employment agreement with Richard D. Forman, our former President and Chief Executive Officer.

Agreement with Mr. P. Forman

We have entered into an employment agreement dated as of June 16, 2003 with Peter A. Forman which provides for a two year term of employment as President and Chief Executive Officer of the Company with automatic one year renewals unless we or Mr. P. Forman give notice of cancellation at least 60 days prior to the expiration of the term. Under the terms of the agreement, Mr. P. Forman receives an annual base salary of $300,000, a minimum annual bonus of $100,000 per year, a discretionary bonus as may be approved by the Compensation Committee for 2003, and after 2003, annual bonuses equal to 3% of the Company's earnings before interest and taxes ("EBIT") between $7 and $25 million and 5% of EBIT over $25 million and certain other benefits such as medical and dental coverage, short and long term disability and life insurance. In the event of certain extraordinary corporate transactions (such as mergers, consolidations or spin-offs), the Compensation Committee has the authority to limit any annual bonus to $1 million.

As per the agreement, on August 1, 2003, the Company granted Mr. P. Forman an option to purchase 350,095 shares of common stock. The per share exercise price is $6.30. The option shall begin vesting on December 16, 2003 and shall vest and become exercisable each month in 1/30th increments. The option will immediately vest and become fully exercisable (and remain exercisable for 6 months) if Mr. P. Forman's employment terminates without cause, for good reason or upon the expiration of his employment, in the event that the Company gives notice of its election not to extend the term of the agreement. Mr. P. Forman will also be eligible for additional annual grants of stock options, at the sole discretion of the Compensation Committee.

In addition, in the event that Mr. P. Forman's employment is terminated by the Company without cause or by Mr. P. Forman for good reason, the Company will be required to pay him all accrued but unpaid salary, bonus and benefits and any accrued but unused vacation as of the date of termination (the "Accrued Obligations") and a lump sum amount equal to the greater of one year's salary, or 1/12 of one year's salary times the number of months remaining in his employment term. He would also be entitled to medical and dental benefits for himself and his eligible dependents under COBRA for a period of 18 months following the date of termination to be paid by the Company. However, if Mr. P. Forman's employment is terminated without cause or if he resigns for good reason during the three month period following certain business combination transactions, he will only be entitled to the Accrued Obligations. Mr. P. Forman is also entitled to an additional payment in order to compensate him for any "golden parachute" excise tax that he incurs as a result of receiving the severance payments and benefits provided for in the employment agreement.

If Mr. P. Forman's employment is terminated by him without good reason or by the Company for cause, or due to his death or disability, he will be entitled only to the Accrued Obligations.

Mr. P. Forman is prohibited under his employment agreement from using or disclosing any of our confidential information at any time in the future and has assigned to us all rights to any inventions he develops during his employment that pertain to our business or that are developed during work time or using our material or facilities. Mr. P. Forman is also prohibited from competing with us or soliciting any of our customers or employees during his employment and for a period of one year thereafter.

Agreements with Mr. Stern

We have a letter agreement with Mr. Stern which confirms the terms of his employment. The letter agreement provides that his employment will be "at will" and may be terminated at any time by either party. Mr. Stern is entitled to an annual salary of $250,000, which will be reviewed on an annual basis and an annual bonus of up to $150,000, which may be paid 50% in cash and 50% in fully-vested shares of common stock. In connection with Mr. Stern's employment with us, we granted him options to purchase an aggregate of 350,000 shares of common stock, of which:

•	options to purchase 150,000 shares have an exercise price of $7.48;
•	options to purchase 100,000 shares have an exercise price of $7.24; and
•	options to purchase 100,000 shares have an exercise price of $4.72.

These stock options began vesting on December 11, 2002 and vest in equal monthly amounts over a 42-month period, for as long as Mr. Stern is employed by us. In the event that he is terminated without cause or resigns with good reason following a change in control, each option will accelerate, vest and become exercisable in full on the effective date of his termination.

On March 8, 2003, we granted Mr. Stern options to purchase 50,000 shares of our common stock at an exercise price of $5.27 per share. The options vest and become exercisable in 42 equal monthly installments commencing on September 8, 2003. In the event that he is terminated without cause or resigns with good reason following a change in control, this option will accelerate, vest and become exercisable in full on the effective date of his termination.

On March 8, 2003, we entered into a Retention Bonus Letter Agreement with Mr. Stern pursuant to which Mr. Stern is eligible to receive a retention bonus of $37,500. In addition, effective March 8, 2003, we entered into a Change in Control Termination Letter Agreement with Mr. Stern.

On May 8, 2003, we amended Mr. Stern's letter agreement to provide that if Mr. Stern's employment with us is terminated without cause or by him for good reason at any time, he will receive his base salary in effect at the time of such termination or resignation for a period of twelve months from the date of such termination or resignation. In addition, Mr. Stern's medical coverage will be continued for such twelve month period at the Company's expense. Mr. Stern must give the Company thirty days written notice and opportunity to cure prior to resigning for good reason.

Agreements with Mr. Meffert

We have a letter agreement dated October 8, 2001, as amended on November 26, 2002, with Mr. Meffert which confirms the terms of his employment. The letter agreement provides that his employment will be "at will" and may be terminated at any time by either party. Mr. Meffert is entitled to an annual salary of $225,000, which will be reviewed on an annual basis and an annual bonus of not less than $50,000. Pursuant to this agreement, we granted Mr. Meffert options to purchase 120,000 shares of our common stock at an exercise price per share of $11.45. These options began vesting on May 14, 2002 and vest ratably on a monthly basis for a period of 42 months.

On November 12, 2001, we issued Mr. Meffert 8,734 restricted shares of our common stock at a purchase price of $0.0001 per share. These shares are subject to our repurchase right which expires on November 12, 2004. In the event of our change in control, if our repurchase right is not assigned to our successor corporation, then immediately prior to such change in control, our repurchase right shall automatically lapse in its entirety and Mr. Meffert's restricted shares shall vest in full.

The letter agreement also provides that we will loan Mr. Meffert up to $50,000, net of applicable taxes, in order to cover the costs of his relocation to New York. The Company loaned $35,975 under this arrangement and will forgive the loan in three equal annual installments, which commenced on the first anniversary of Mr. Meffert's start date, provided he remains employed by the Company.

On November 26, 2002, we amended Mr. Meffert's letter agreement to provide that if Mr. Meffert's employment with us is terminated without cause at any time, he will be entitled to receive his base salary for a period of twelve months from the date of his termination and medical and dental benefits under COBRA for a period of three months.

On March 8, 2003, we granted Mr. Meffert options to purchase 120,000 shares of our common stock at an exercise price of $5.27 per share. The options vest and become exercisable in 42 equal monthly installments commencing on September 8, 2003. In the event that Mr. Meffert is terminated without cause before March 8, 2005, this option will accelerate, vest and become exercisable in full on the effective date of his termination.

On March 8, 2003, we also entered into a Retention Bonus Letter Agreement with Mr. Meffert pursuant to which Mr. Meffert is eligible to receive a retention bonus of $33,750. In addition, effective March 8, 2003, we entered into a Change in Control Termination Letter Agreement with Mr. Meffert.

Agreements with Mr. Levy

Mr. Levy's employment agreement with us became effective as of October 11, 1999. The agreement provides for a one-year term, followed by extensions of 45-day periods, unless terminated by either party. Mr. Levy is entitled to an annual salary of at least $116,327 and received a signing bonus of $25,000. Mr. Levy also received a $50,000 cash bonus in connection with the closing of our initial public offering and a $25,000 cash bonus at the one-year anniversary of the closing of our initial public offering.

We also granted Mr. Levy options to purchase up to 122,500 shares of our common stock at an exercise price of $1.43 per share. These options began to vest in January 2000 in 41 monthly installments of 2,916 shares and a final monthly installment of 2,944 shares. We also granted Mr. Levy options to purchase 52,500 shares of our common stock at an exercise price per share of $24.00. These options began to vest on a monthly basis over a period of 42 months following the closing of our initial public offering. The vesting of these options will accelerate upon the earlier of:

•	our change in control, in which case vesting will accelerate to the six-month anniversary of the closing of the transaction; or

•	the termination of Mr. Levy's employment by us without cause or by him for good reason following our change in control, in which case vesting will accelerate to the date of his termination.

If Mr. Levy's employment is terminated by us without cause or by him for good reason following our change in control, the vesting of any of these options that would have vested through the expiration of the employment term had the termination not occurred will be accelerated to the date of the termination. In addition, we would be required to pay Mr. Levy his salary until the scheduled expiration of his employment agreement. If Mr. Levy's employment is terminated due to death or for good cause, or a voluntary resignation, he will not be entitled to any compensation from us other than the payment of any accrued base salary, bonuses and benefits.

On March 8, 2003, we granted Mr. Levy 37,951 shares of restricted stock at a purchase price of $0.0001 per share. These shares are subject to our repurchase right, which right lapses with respect to one quarter of the total shares granted on each of November 1, 2003, February 1, May 1, and August 1, 2004. In the event of our change in control, and immediately prior to such change in control, our repurchase right shall automatically lapse in its entirety and Mr. Levy's restricted shares will vest in full. Mr. Levy is entitled to receive dividends paid on these shares.

On March 8, 2003, we also entered into a Retention Bonus Letter Agreement with Mr. Levy pursuant to which Mr. Levy is eligible to receive a retention bonus of $42,500. In addition, effective March 8, 2003, we entered into a Change in Control Termination Letter Agreement with Mr. Levy.

On or about July 14, 2003, we came to an understanding with Mr. Levy, our Vice President and General Counsel, regarding the retention of Mr. Levy after his anticipated resignation as General Counsel effective as of August 15, 2003. Under the arrangement, Mr. Levy will continue to be an employee of the Company as legal counsel through December 31, 2003, having committed to work 30 hours per week during this period in exchange for 60% of his current salary. Mr. Levy will also be entitled to a bonus for performance in the 2003 year, in accordance with the Company's bonus program for senior executives. Thereafter, Mr. Levy will be retained as a consultant to the Company through August 1, 2004, with no additional salary. Mr. Levy will continue to participate under the Company's Executive Change in Control Severance Program until September 1, 2003. The restrictions on 9,488 shares of restricted stock that were granted to Mr. Levy as of March 8, 2003 will be accelerated by one month and a day from February 1, 2004 to December 31, 2003, and will continue to retain his restricted stock on account of his retention as a consultant. In addition, his options will continue to vest through December 31, 2003.

Agreements with Mr. Pollack

We have a letter agreement dated June 8, 2001 with Mr. Pollack which confirms the terms of his employment. The letter agreement provides that his employment will be "at will" and may be terminated at any time by either party. Mr. Pollack is entitled to an annual salary of $200,000, which will be reviewed on an annual basis and an annual bonus of up to $150,000. Pursuant to this agreement, we granted Mr. Pollack options to purchase 120,000 shares of our common stock at an exercise price per share of $12.96. These options began vesting on January 17, 2002 and vest ratably on a monthly basis for a period of 42 months.

On June 11, 2001, we issued Mr. Pollack 5,587 restricted shares of our common stock at a purchase price of $0.0001 per share. These shares are subject to our repurchase right which expires on June 11, 2004. In the event of our change in control, if our repurchase right is not assigned to our successor corporation, then immediately prior to such change in control, our repurchase right shall automatically lapse in its entirety and Mr. Pollack's restricted shares shall vest in full.

Also on June 11, 2001 we loaned Mr. Pollack $17,277.82 for the payment of withholding taxes in connection with the grant of restricted shares. The loan accrues interest at a rate of 3.93% per annum, compounded annually and becomes due and payable in full on June 11, 2004. The Company will forgive the principal and interest due under the loan in three equal annual installments, which commenced on the first anniversary of Mr. Pollack's start date, provided he remains employed by the

Company. Should Mr. Pollack's employment be terminated by the Company without cause or by either the Company or Mr. Pollack with good reason, the unpaid principal and interest due under the loan shall be forgiven in full.

On March 8, 2003, we entered into a Retention Bonus Letter Agreement with Mr. Pollack pursuant to which Mr. Pollack is eligible to receive a retention bonus of $25,000.

On May 23, 2003, we entered into a letter agreement with Mr. Pollack amending certain terms of our June 8, 2001 letter agreement with him. Based on his achievement of a series of performance goals, Mr. Pollack is entitled to receive a minimum bonus for the 2004 fiscal year of $50,000. For the 2003 fiscal year only, Mr. Pollack is eligible for a quarterly bonus of $35,000 for achieving certain goals in each of the second, third and fourth quarters. Mr. Pollack is also entitled to an additional retention bonus of $15,000 if he remains employed with the Company through September 30, 2003. On June 25, 2003, Mr. Pollack was granted options to purchase 25,000 shares of the Company's common stock at an exercise price of $5.87 per share, which will begin to vest on November 23, 2003 and will become exercisable in equal monthly installments over a 42-month period. If Mr. Pollack's employment with us is terminated without cause or by him for good reason at any time, he will be entitled to receive his base salary for a period of three months from the effective date of his termination. Notwithstanding any provisions to the contrary in the Retention Bonus Letter Agreement, in the event that the Company terminates Mr. Pollack's employment without cause prior to July 31, 2003, he will be entitled to the retention bonus. In addition, if the Company terminates his employment without cause prior to December 31, 2004, he will be entitled to receive the 2004 minimum bonus.

Agreement with Mr. Kipust

On November 15, 2002, we entered into a letter agreement with Alan Kipust pursuant to which he serves as our Vice President, Operations with such duties as may be assigned by our Chief Executive Officer. Under the terms of the letter agreement, Mr. Kipust is entitled to an annual base salary of $175,000 payable in biweekly installments and, for 2002, was entitled to an annual bonus of at least $75,000, subject to meeting certain performance criteria. Mr. Kipust is eligible to participate in our benefits plans and is entitled to three weeks of vacation for each year that he works for us.

On December 17, 2002, in accordance with the terms of the letter agreement, Mr. Kipust was granted an option to purchase 125,000 shares of our common stock at an exercise price of $4.40 per share pursuant to the terms of our option plan and stock option agreement. The letter agreement provides that Mr. Kipust's employment is "at will" and may be terminated at any time by either party.

Agreement with Ms. Schulze Hodges

On August 6, 2003, we entered into a letter agreement with Monica Schulze Hodges pursuant to which she will serve as our General Manager, Retail starting on September 2, 2003 with such duties as may be assigned by our Chief Executive Officer. Under the terms of the letter agreement, Ms. Schulze Hodges is entitled to an annual base salary of $190,000 payable in biweekly installments and, for 2003, will be entitled to a minimum annual bonus of $10,000 and a performance bonus of as much as $66,500, subject to meeting certain performance criteria. Ms. Schulze Hodges is eligible to participate in our benefits plans and is entitled to two weeks of vacation for each year that she works for us.

The letter agreement further provides that Ms. Schulze Hodges will be eligible to receive a grant of option to purchase 75,000 shares of our common stock subject to approval of the Board's Compensation Committee. Furthermore, the letter agreement provides that Ms. Schulze Hodges is eligible to participate in the Company's Executive Change of Control Severance Program. In addition, the letter agreement provides that Ms. Schulze Hodges' employment is "at will" and may be terminated at any time by either party.

Agreement with Mr. R. Forman

Mr. R. Forman resigned on June 16, 2003. Mr. R. Forman's employment agreement with us became effective as of February 27, 2000 and had an initial term of 42 months. The agreement entitled Mr. R.

Forman to receive a base salary of $200,000 per year, discretionary annual bonuses and fringe benefits such as medical and dental coverage, short and long term disability and life insurance.

In addition, we granted Mr. R. Forman stock options under our Amended 2000 Plan to purchase up to 525,000 shares of common stock, of which:

•	options to purchase 175,000 shares have an exercise price of $26.40;
•	options to purchase 175,000 shares have an exercise price of $33.60; and
•	options to purchase 175,000 shares have an exercise price of $38.40.

These stock options vested in equal monthly amounts over a 42-month period for the term of Mr. R. Forman's employment. The options with an exercise price of $26.40 vested in full on April 27, 2001; the options with an exercise price of $33.60 vested in full on June 27, 2002; and the options with an exercise price of $38.40 began vesting in equal monthly installments on June 27, 2002 and would have vested in full on August 27, 2003.

The vesting of Mr. R. Forman's stock options would have accelerated in full upon the termination of Mr. R. Forman's employment by us without cause or by him for good reason. In addition, if his employment was terminated without cause or for good reason, Mr. R. Forman would have been entitled to a lump-sum severance payment in an amount equal to one month's base salary multiplied by the number of months remaining in the contract term or 12 months, whichever number is greater. He would also have been entitled to medical and dental benefits for himself and his eligible dependents under COBRA for a period of 18 months following the date of termination to be paid by the Company. Under the terms of this Agreement, Mr. R. Forman was entitled to an additional payment in order to compensate him for any "golden parachute" excise tax that he incurs as a result of receiving the severance payments and benefits provided for in the employment agreement.

In addition, if Mr. R. Forman's employment had been terminated without cause or for good reason, or due to his death or disability, he would have been entitled to any earned but unpaid salary, as well as accrued but unused vacation, any unpaid bonus accrued prior to the date of termination, a pro rata bonus for the year in which the termination occurs, reimbursement for business expenses and any payments or benefits due under our policies or benefit plans.

Mr. R. Forman was and remains prohibited under his employment agreement from using or disclosing any of our confidential information at any time in the future and has assigned to us all rights to any inventions he developed during his employment that pertain to our business or that were developed during work time or using our material or facilities. Mr. R. Forman was also prohibited from competing with us or soliciting any of our customers or employees during his employment and this prohibition will remain effect for a period ending one year after the termination of his employment.

Executive Change in Control Severance Program

Effective March 8, 2003, the Company adopted the Executive Change in Control Severance Program pursuant to which certain executive officers, other than Messrs. Peter A. Forman, Richard D. Forman and Mitchell I. Quain, including Lori Faye Fischer, Alan Kipust, Jack Levy, Walt Meffert, Michael Pollack, and Jonathan Stern, participate. Under the terms of the program, if within one year following a change in control or effective change in control (each as defined under the Program) that occurs on or prior to May 31, 2004, a participant's employment with the Company is terminated (1) by the Company other than for cause, by reason of the participant's death or by reason of the participant's disability or (2) by the participant within 90 days following an event constituting good reason, the participant will be entitled to separation benefits of 12 months' base salary (in the event of a change in control) or five months' base salary (in the event of an effective change in control), subject to a participant's execution and non-revocation of a release.

The program cannot be amended in any manner that is adverse to the interests of a participant or terminated within one year following the date of its adoption or following a change in control. Any successor of the Company or its businesses will be bound by the terms of the severance program in the same manner and to the same extent that the Company would be obligated to perform its duties if no succession had taken place. The cash severance benefits payable under the terms of the program will be reduced by other severance benefits payable under any plan, program, policy, practice, agreement or arrangement between the participant and the Company, but will not be reduced by the payment of any retention bonuses described below.

Change in Control Termination Letters

Effective March 8, 2003, the Company entered into agreements with, among others, Messrs. Levy, Kipust, Meffert, Stern and Ms. Fischler. Under the terms of these agreements, each officer that is a party to this agreement will receive a payment equal to five months' base salary within ten days after a voluntary termination during the 90-day period commencing 75 days after a change in control that occurs on or prior to May 31, 2004. If such officer receives a payment under one of the change in control programs for voluntarily resigning for "good reason" under that program, the change in control severance program, and not the change in control termination letters, will control.

Any successor of the Company or its businesses will be bound by the terms of the severance program in the same manner and to the same extent that the Company would be obligated to perform its duties if no succession had taken place.

Effective March 8, 2003, the Company entered into agreements with, among others, Messrs. Levy, Meffert, Pollack and Stern. Under the terms of the agreements, each officer that is a party to this agreement received a cash lump sum payment prior to August 15, 2003 in consideration for having remained employed with the Company through July 31, 2003.

In order to be eligible to receive the retention bonus, each officer that is a party to this agreement has agreed not to disclose or use any confidential information.

The retention bonuses for each of Messrs. Levy, Kipust, Meffert, Pollack, Stern and Ms. Fischler were, respectively, $42,500, $17,500 $33,750, $25,000, $37,500 and $30,000. Retention bonuses will not be set off by any payments under any of the other arrangements described above.

Waiver of Restrictions on Employee-held Stock

On August 12, 2003, in connection with the Offer and for the administrative benefit of the Company, the Company waived the restrictions on 36,348 shares of common stock held by former stockholders of Afternic.com Inc., a company that we purchased in September 2000. Included among such holders are three of our current employees including Ms. Jennifer Frost, Mr. Eugene Boutenko and Ms. Teresa Hsu who own 488, 2,439 and 9,763 restricted shares of our common stock respectively. The waiver would permit the holders to tender their shares in the Offer.

Other Arrangements with Affiliates

On June 10, 2003, we issued a press release announcing that we determined to distribute $120 million in cash to our stockholders by September 1, 2003, and that we have reached an agreement with the stockholder group led by Barington under which, among other things, we would include James A. Mitarotonda of Barington in our Board of Directors' slate of nominees for election as a director of the Company at its 2003 annual meeting of stockholders. The annual meeting was held on July 31, 2003 at which the Board's slate, including Mr. Mitarotonda, was elected for a new term. In addition, the stockholder group has agreed to certain limitations on their investment activities in the Company. The description of this agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, dated June 9, 2003, among the Company, Mr. Mitarotonda and certain other parties thereto, a copy of which has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2003, which is incorporated herein by reference.

Other than as described below, there have been no transactions in our common stock effected during the 60 days prior to August 13, 2003, by us, or to our knowledge, by any of our executive officers, directors, affiliates or subsidiaries. During the relevant period, the following transactions in our common stock were effected and we issued options as follows:

Name	Date	Number of Shares	Price Per Share ($)	Method of Purchase or Sale
Niles H. Cohen(1)	7/31/03	25,000	6.03	Option grant
Dewain K. Cross(1)	7/31/03	2,500	6.03	Option grant
Peter A. Forman(2)	8/01/03	350,095	6.30	Option grant
Richard D. Forman	6/23/03	291	3.43	Exercise of warrants
Richard D. Forman(1)	7/31/03	2,500	6.03	Option grant
James A. Mitarotonda(1)	7/31/03	25,000	6.03	Option grant
Stanley Morten(1)	7/31/03	2,500	6.03	Option grant
Michael Pollack	6/25/03	25,000	5.87	Option grant
Jim Rosenthal(1)	7/31/03	2,500	6.03	Option grant
Reginald Van Lee(1)	7/31/03	2,500	6.03	Option grant

(1)	Grant made pursuant to non-employee director Automatic Option Grant Program of the Issuer's Amended and Restated 2000 Stock Incentive Plan.
(2)	Grant made pursuant to employment agreement.

11.    Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

Our purchase of shares and/or warrants in the Offer will significantly reduce the number of shares that might otherwise be traded publicly and may reduce the number of our stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon the published guidelines of the NASDAQ National Market and the conditions of the Offer, we do not believe that our purchase of shares and/or warrants under the Offer will cause the remaining outstanding shares of our common stock to be delisted from the NASDAQ National Market.

Shares of our common stock currently constitute "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares and/or warrants under the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Securities and Exchange Commission and comply with the proxy rules of the Securities and Exchange Commission in connection with meetings of our stockholders. We believe that our purchase of shares and/or warrants under the Offer, pursuant to the terms of the Offer, will not preclude us from remaining subject to the periodic reporting requirements of the Exchange Act.

12.    Legal Matters; Regulatory Approvals.

On or about August 7, 2003 and August 8, 2003, purported stockholders of the Company filed two separate complaints in the Court of Chancery of Delaware against the Company and certain current and past individual members of the Company's Board of Directors. The first complaint was styled as McBride v. Register.com, Inc., et al (C.A. No. 20470) and the second complaint was styled as DeMatte v. Register.com, Inc., et al (C.A. No. 20474), and each alleges, among other things, breaches of fiduciary duty by the named defendants in connection with this Offer. Each complaint further alleges that the Offer is an attempt by the individual defendants to entrench their positions in the Company. Each of the suits seek, among other things, the court's certification as a class action lawsuit, unspecified damages, injunctive relief from breaches of fiduciary duty, and, in the case of DeMatte an injunction of the Offer.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the

Offer or of any approval or other action by any court, government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares and/or warrants as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of and payment for shares tendered in the Offer pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.    United States Federal Income Tax Consequences.

The following summary describes material U.S. federal income tax consequences relating to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this section as the Code, the Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only holders who hold shares and/or warrants as capital assets for U.S. federal income tax purposes. This discussion applies only to "U.S. holders" (as described below). No assurance can be given that the Internal Revenue Service or any court will agree with the summary set forth below. This summary also does not address the state, local, estate, gift or foreign tax consequences of participating in the Offer. For purposes of this discussion, the term "U.S. holder" means:

•	a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;
•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

The tax treatment of a partner in a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) will generally depend on the status of the partner and the activities of the partnership. Partners in partnerships holding shares should consult their tax advisors.

In addition, this discussion does not deal with all possible tax consequences relating to a U.S. holder's investment in our shares and/or warrants, such as tax reporting or disclosure consequences, and does not deal with the tax consequences applicable to all categories of U.S. holders, some of which may be subject to special tax rules (not described herein), including U.S. holders who are:

•	dealers or certain traders in securities or currencies;
•	tax-exempt entities;
•	banks, financial institutions or insurance companies;
•	grantor trusts;
•	real estate investment trusts or regulated investment companies;
•	holders of our shares and/or warrants who hold such shares and/or warrants as part of a position in a straddle or as part of a hedging or conversion transaction for U.S. federal income tax purposes;
•	holders of our shares and/or warrants whose functional currency is not the U.S. dollar;

•	holders of our shares and/or warrants who acquired their shares and/or warrants in connection with a stock option plan, a stock purchase plan, or in some other compensatory transaction;
•	holders of our shares and/or warrants who acquired their shares and/or warrants in connection with transactions that are subject to the alternative minimum tax provisions of the Code; and
•	holders of our shares and/or warrants who are subject to U.S. federal income taxation as U.S. expatriates.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

The Offer to Purchase Shares

Characterization of the Purchase. Our purchase of shares under the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder's particular circumstances, be treated either as having sold the U.S. holder's shares or as having received a distribution in respect of stock from us.

Under Section 302 of the Code, a U.S. holder whose shares we purchase under the Offer will be treated as having sold the shares, and thus will recognize capital gain or loss if the purchase:

•	results in a "complete termination" of the U.S. holder's equity interest in us;
•	results in a "substantially disproportionate" redemption with respect to the U.S. holder; or
•	is "not essentially equivalent to a dividend" with respect to the U.S. holder.

Each of these tests, referred to as the Section 302 tests, is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if the U.S. holder sold the shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. holder's adjusted tax basis in the shares surrendered in exchange for such cash. This gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the shares that were sold exceeds one year as of the date of our purchase under the Offer. Currently, the maximum long-term capital gain rate for individual U.S. holders is 15%. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that we purchase from a U.S. holder under the Offer. A U.S. holder generally may be able to designate, through the U.S. holder's broker or on the Letter of Transmittal, which blocks of shares the U.S. holder wishes to tender under the Offer if less than all of the U.S. holder's shares are tendered under the Offer, and the order in which the U.S. holder wishes us to purchase different blocks in the event of proration under the Offer. U.S. holders should consult their tax advisors and brokers concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy any of the Section 302 tests explained below, our purchase of a U.S. holder's shares under the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to our purchase of the shares under the Offer generally will be treated as a dividend distribution to the U.S. holder with respect to the U.S. holder's shares under Section 301 of the Code (taxable at a maximum rate for individual U.S. holders of 15% if certain holding period and other requirements are met) to the extent of the U.S. holder's share of our current and accumulated earnings and profits (as described in the Code). Our aggregate accumulated earnings and profits, as of December 31, 2002, are estimated to be approximately $39 million. To the extent the amount received by a U.S. holder exceeds the U.S. holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. holder's adjusted tax basis in the U.S. holder's shares with respect to which the distribution is received and any remainder will be treated as capital gain (which may be long-term capital gain). To the extent that our purchase of a U.S. holder's shares under the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder's adjusted tax basis in the purchased shares will generally be added to any shares retained by the U.S. holder. Further, to the extent that our purchase of an individual U.S. holder's shares under the Offer is treated as the receipt by the U.S. holder of a dividend taxed at the 15% rate described above, any loss on the sale or exchange of the individual holder's retained shares could be treated as long-term capital loss to the extent of such dividend.

Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the Offer qualifies for sale treatment in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders under the Offer will cause us to accept fewer shares than are tendered. Proration may affect whether the surrender by a stockholder of shares pursuant to the Offer will meet any of the Section 302 tests. No assurance can be given that we will purchase a sufficient number of shares from a U.S. holder under the Offer to ensure that the U.S. holder receives sale or exchange treatment, rather than distribution treatment, under the rules described below. Further no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a distribution in respect of stock from us.

Section 302 Tests. One of the following tests must be satisfied with respect to you in order for our purchase of shares under the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination Test. Our purchase of a U.S. holder's shares under the Offer will result in a "complete termination" of the U.S. holder's equity interest in us if all of the shares that are actually owned by the U.S. holder are sold and all of the shares that are constructively owned by the U.S. holder, if any, are sold (or, with respect to shares owned by certain related individuals, the U.S. holder satisfies special conditions set forth in Section 302(c) of the Code, which, if satisfied, prevent attribution of certain shares to the U.S. holder). U.S. holders wishing to satisfy the "complete termination" test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.
•	Substantially Disproportionate Test. Our purchase of a U.S. holder's shares under the Offer generally will result in a "substantially disproportionate" redemption with respect to the U.S. holder if, among other things, the percentage of the then-outstanding shares actually and constructively owned by the U.S. holder after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the U.S. holder before the purchase.
•	Not Essentially Equivalent to a Dividend Test. Our purchase of a U.S. holder's shares under the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" of the U.S. holder's proportionate interest in us given the U.S. holder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. holders should consult their tax advisors as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of stock by a stockholder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied.

Corporate Stockholder Dividend Treatment. If a corporate U.S. holder does not satisfy any of the Section 302 tests described above, a corporate U.S. holder may, to the extent that any amounts received by it under the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

The Offer to Purchase Warrants

The receipt of cash for warrants pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A holder who receives cash in exchange for warrants tendered in the Offer could recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the holder's warrants tendered and accepted in the Offer. Any such capital gain or loss should be long-term capital gain or loss if the holder has held the warrants for more than one year at the time of the consummation of the Offer. Currently, the maximum long-term capital gain rate for individual U.S. holders is 15%. Certain limitations apply to the use of capital losses. In addition, any such gain or loss should be determined separately for each block of warrants (i.e., warrants acquired at the same cost in a single transaction) tendered pursuant to the Offer. A U.S. holder may designate on the Letter of Transmittal which blocks of warrants the U.S. holder wishes to tender under the Offer if less than all of the U.S. holder's warrants are tendered under the Offer, and the order in which the U.S. holder wishes us to purchase different blocks in the event of proration under the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Because there is no authority directly on point and the federal income tax consequences of the Offer to purchase warrants could depend on your own particular circumstances, alternative federal income tax characterizations and consequences of the Offer are possible. There can be no assurance that the Internal Revenue Service will agree with the federal income tax consequences described above. U.S. holders should consult their tax advisors as to the tax consequences to them of the Offer to purchase warrants.

Backup Withholding

See Section 3 with respect to the application of United States federal backup withholding tax.

THE DISCUSSION ABOVE UNDER THIS SECTION 13 IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.    Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and delay our acceptance for payment of and payment for any shares and/or warrants by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares and/or warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares and/or warrants upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares and/or warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the shares and/or warrants tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares and/or warrants or by decreasing or increasing the number of shares and/or warrants being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or other similar services.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of an offer or information concerning an offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we:

•	increase or decrease the price to be paid for shares and warrants; or
•	decrease the number of shares and/or warrants being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 14, we will extend the Offer until the expiration of such ten business day period.

15.    Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares and/or warrants by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay fees or commissions to brokers, dealers, commercial banks or trust companies or any other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares and/or warrants under the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. However, upon request we will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 6 of the Letter of Transmittal.

16.    Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares and/or warrants pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of shares and/or warrants in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is described in Section 9 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES AND/OR WARRANTS IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

August 13, 2003

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares and/or warrants and any other required documents should be sent or delivered by each stockholder and/or warrant holder of the Company or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below. Tenders using the Letter of Transmittal in the form distributed with the original Offer to Purchase on August 5, 2003, will be acceptable.

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Mail:	By Overnight Delivery:	By Hand:
59 Maiden Lane New York, NY 10038	Operations Center 6201 15th Avenue Brooklyn, NY 11219	(9:00 a.m.–5:00 p.m. New York City Time) 59 Maiden Lane New York, NY 10038
By Facsimile Transmission
(718) 234-5001
Confirm by Telephone
(212) 936-5100 (800) 937-5449

Questions and requests for assistance or for additional copies of this Amended and Restated Offer to Purchase and, the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (888) 750-5834